As filed with the Securities and Exchange Commission on February 14, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA WIND SYSTEMS, INC.

(Name of issuer in its charter)

Delaware	6799	74-2235008
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, China

(86) 51083397559

(Address and telephone number of principal executive offices)

COPIES TO:

Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 Floor
New York, New York 10006
Telephone: (212) 981-6767
Fax: (212) 930-9725
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.001 per share, (2)	6,500,000 (2)	$1.97	$12,805,000	$503.24

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on average on the high and low reported sales prices of the common stock on February 13, 2008.

(2)	Represents shares of common stock issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2008

6,500,000 Shares

China Wind Energy, Inc.

OTC Bulletin Board trading symbol: CWSI

This prospectus relates to the public offering of an aggregate of 6,500,000 shares of common stock which may be sold from time to time by the selling stockholders of China Wind Energy, Inc. named in this prospectus. These shares are issuable upon the exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $65,000.

On February 13, 2008, the last reported sales price for our common stock on the OTC Bulletin Board was $1.97 per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _____________, 2008

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights material information regarding our company and the offering contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. As used hereinafter in this prospectus, the terms “China Wind,” “we,” “us,” or “our” refer to China Wind Systems, Inc. and its subsidiaries.

Our Business

Through two affiliated companies we are engaged in two business segments -- the dyeing and finishing equipment division, in which we manufacture and sell textile dyeing and finishing machines and the electrical equipment division, in which we manufacture and sell auxiliary equipment for the coking and power plants and, commencing in 2007, for the wind power industry, and related engineering consulting services.

Through our dyeing and finishing division, we design, manufacture and distribute a line of proprietary high and low temperature dye and finishing machinery. Our products feature a high degree of both automation and mechanical-electrical integration. Our products are widely used in dyeing yarns such as pure cotton, cotton-polyester, terylene, polyester wool, poly-acrylic fiber, nylon, cotton ramie, and wool yarn.

Through our electrical equipment division, we design, manufacture and sell both standard and custom auxiliary equipment used to improve and promote efficient coal use at both coking and power plants. Our products are available in a variety of metals and non-metallic corrosion-resistant materials. In addition to this standard equipment, we also design and manufacture specialty equipment made to customers’ specifications, which represented approximately 25% of the revenue from our electrical equipment segment in 2006. We our using our experience in manufacturing auxiliary electrical equipment has have provided us with the opportunity to enter into other areas of the industry. Specifically, we are focusing our efforts on manufacturing rolled rings and alternative energy, specifically the development of waste-to-energy technology, i.e., the generation of electricity through the incineration of solid waste, or “refuse derived fuel,” and wind-generated power. We believe both of these businesses will have key roles to play in the next phase in China’s evolving electrical power equipment industry.

Our rolled rings are essentially hollow cylindrical sections forged from a stainless steel stock piece with varying thickness and height; the rings are created from the forging process. Forging is a manufacturing process where metal is pressed, pounded or squeezed under great pressure into high strength parts. Rolled ring forging turns a hollow round piece of metal under extreme pressure against a rotating roller, thereby squeezing out a single-piece ring without any welding required. We believe that there is a market for our rolled rings in the wind power industry.

Historically, the manufacturing of textile dyeing and finishing machines has been our principal source of business. In the year ended December 31, 2006, was the first year in which we had any significant sales from the electrical equipment division, the dyeing and finishing equipment division accounted for revenues of approximately $14.9 million, or 81.7% of revenues and the electrical equipment division accounted for revenues of approximately $3.3 million, or 18.3% of revenues. For the nine months ended September 30, 2007, dyeing and finishing equipment division accounted for revenues of approximately $14.5 million, or 87.3% of revenues and the electrical equipment division accounted for revenues of approximately $2.1million, or 12.7% of revenues.

In connection with the expansion of our electrical equipment division to develop and market rolled rings and related equipment to the wind power industry, we are acquiring newly-constructed buildings and the related land use rights from Wuxi Huayang Boiler Company, Ltd., in which we holds a 33% interest, for $11.9 million.
Organization

We were incorporated in Delaware on June 24, 1987 under the name Malex, Inc. We changed our corporate name to China Wind Systems, Inc. on December 18, 2007. At the time of the reverse acquisition, described below, we were not engaged in any business activities and we were considered to be a blank-check shell company.

We are the sole stockholder of Fulland Limited, a Cayman Islands limited liability company. Fulland owns 100% of the capital stock of Green Power Environment Technology (Shanghai) Co., Ltd., which is a wholly foreign-owned enterprise organized under the laws of the Peoples’ Republic of China. Green Power is a party to a series of contractual arrangements dated October 12, 2007 with Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye”) and Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical Power”), both of which are limited liability companies organized under the laws of the PRC, and their stockholders. Huayang Dye and Huayang Electrical Power are sometimes collectively referred to as the “Huayang Companies.” Our corporate organizational structure, including the contractual arrangements with the Huayang Companies, is designed to comply with certain laws and regulations of the PRC which restrict the manner in which Chinese company, particularly companies owned by Chinese residents, may raise funds from non-Chinese sources.

On November 13, 2007, we entered into the following agreements and consummated the following transactions:

•
The share exchange agreement, by and among Fulland Limited, a Cayman Islands limited liability company, the holders of all of Fulland’s common stock and Synergy Business Consulting, LLC, which was then our largest stockholder, pursuant to which (i) we acquired all of the issued and outstanding capital stock of Fulland in exchange for 36,577,704 shares of common stock, and (ii) we purchased 8,006,490 shares of common stock from Synergy for $625,000, which we received from the proceeds of our financing. After giving effect to these transactions, the former stockholder of Fulland owned approximately 98.8% of our outstanding stock.

•
The securities purchase agreement with the selling stockholders pursuant to which we issued and sold to the investors, for $5,525,000, our 3% convertible subordinated notes. The notes are automatically converted into an aggregate of (i) 14,787,135 shares of series A preferred stock and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share upon the filing of a restated certificate of incorporation, as described below, with the Secretary of State of Delaware and the creation of the series A preferred stock. Until the restated certificate of incorporation is filed, the notes may be converted into an aggregate of (i) 14,787,135 shares of the common stock, subject to adjustment, and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; provided, that if we do not file the restated certificate of incorporation and the certificate of designation for the series A preferred stock as required by the note and the securities purchase agreement, the notes may be converted into 33,616,891 shares of common stock. The notes bear interest at the rate of 3% per annum; however, the conversion of the notes is based on the principal of the notes and no adjustment is made for the interest. The initial conversion price of the notes is $0.374 per share.

•
We entered into an escrow agreement pursuant to which we issued our 3% convertible promissory note due March 31, 2008 in the principal amount of $3,000,000. Upon the filing of the restated certificate of incorporation and the certificate of designation relating to the series A preferred stock, this note will be automatically converted into 24,787,135 shares of series A preferred stock. These shares will be held in escrow. Some or all of 14,787,135 shares will be delivered to the investors if our pre-tax earnings, determined on a fully-diluted basis, do not reach specified levels for 2007 and 2008, and some or all of the remaining 10,000,000 shares will be delivered to the investors if we owe any taxes to the PRC government through September 30, 2007.

•
We entered into a registration rights agreement with the investors pursuant to which we agreed to register the shares of common stock issuable upon conversion of the note or the series A preferred stock and or upon exercise of the warrants.

•
Our board of directors and the holders of a majority of our common stock approved an amendment to our certificate of incorporation which, increased the number of authorized shares of common stock to 210,000,000 million and created a class of preferred stock, with the directors having broad authority to create one or more series of preferred stock. We have filed a preliminary information statement with the SEC and we shall file the restated certificate of incorporation and certificate of designation approximately 20 days after the definitive information statement is mailed to our stockholders and the holder of a majority of our issued and outstanding common stock. As a result, we acquired 100% of the capital stock of Fulland and, consequently, control of the business and operations of the Huayang Group. Prior to the Share Exchange Transaction, we were a blind pool company in a development stage. From and after the closing date of the exchange agreement, our primary operations consist of the business and operations of the Huayang Group, which are conducted by both of the Huayang Companies in China. Therefore, we are disclosing information about the Huayang Group’s business, financial condition, and management in this registration statement. Prior to the Closing of the Exchange Agreement, we were a public reporting blind pool company with nominal assets. In an effort to preserve and enhance stockholder value, we then sought to identify, evaluate and consider various companies and compatible or alternative business opportunities pursuant to which we would acquire a target company with an operating business and continue the acquired company’s business as a publicly-held entity. After evaluation of various alternatives by our Board and management, our Board approved and we entered into the Exchange Agreement with Fulland and the Fulland Stockholders on November 13, 2007. From and after the Closing Date, Fulland became our wholly owned subsidiary.

Our executive offices are located No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, CHINA 150090, telephone 86 51083397559.

Issuance of Securities to the Selling Stockholders

The shares of common stock being offered by the selling stockholders are issuable upon exercise of warrants with an exercise price of $0.58 per share. Prior to the date of this prospectus, we will have filed the restated certificate of incorporation and the certificate of designation for the series A preferred stock with the Secretary of State of the State of Delaware and the notes will have automatically converted into shares of series A preferred stock and warrants. Prior to the filings, the investors may convert the notes into shares of common stock and warrants. The notes were issued pursuant to the securities purchase agreement dated November 13, 2007.

On November 13, 2007, the date of the closing under the securities purchase agreement, there was no active trading market in our common stock. Based on the closing price of our common stock on February 13, 2008, which was $1.97 per share, the 6,500,000 shares of common stock offered hereby have a value of approximately $12.8 million. The aggregate exercise price of the warrants is approximately $3.8 million.

The Offering

Common Stock Offered:	The selling stockholders are offering 6,500,000 shares of common stock, which are issuable upon exercise of the $0.58 warrants.
Limitation on Issuance of Common Stock:	The holders of the warrants cannot exercise their warrants to the extent that such exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.
Outstanding Shares of Common Stock:	36,181,969 shares[1]
Common Stock to be Outstanding after Exercise of Warrants:	42,681,969 shares[2]
Use of Proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise price. If all warrants for which the underlying shares are included in this prospectus are exercised, we would receive approximately $3.8 million, all of which, if and when received, would be used for working capital and other corporate purposes. The proceeds from the exercise of the warrants are subject to adjustment in the event of a change in the exercise price of the warrants. We can give not assurance that any of the warrants will be exercised. See “Use of Proceeds.”

1 Does not include the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants held by the selling stockholders.

2  The number of shares of common stock outstanding after the offering is based on the issuance of 6,500,000 shares of common stock upon exercise of those warrants included in this prospectus, and does not include any shares issuable upon conversion of series A preferred stock or exercise of warrants held by the selling stockholders which are not included in this prospectus.

SUMMARY FINANCIAL INFORMATION
(in thousands, except per share information)

The following information as December 31, 2006 and for the years ended December 31, 2006 and 2005 has been derived from our audited financial statements which appear elsewhere in this prospectus. The information at September 30, 2007 and for the nine months ended September 30, 2007 and 2006 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005
Revenues:
Dyeing and finishing equipment	$14,487	$12,159	$14,877	$11,635
Electrical power equipment	2,102	185	3,321	448
Gross profit:
Dyeing and finishing equipment	4,227	3,506	4,546	3,163
Electrical power equipment	530	7	895	86
Income from operations	3,984	2,744	4,679	2,393
Other income (expense)[1]	6,740	(6)	(5)	(22)
Income before income taxes	10,724	2,739	4,673	2,371
Net income	9,409	1,825	3,131	1,582
Comprehensive income	9,933	2,052	3,355	1,691
Income per share (basic and diluted)	$0.26	$0.05	$0.09	$0.04
Weighted average shares of common stock outstanding (basic and diluted)	36,558	36,558	36,558	36,558

1 Other income for the nine months ended September 30, 2007, includes $6,771 representing the reversal of tax accruals previously made as the result of the grant by the local tax agency to the Huayang Companies of a special tax exemption and release from any unpaid corporate income tax and value added tax liabilities and any related penalties through September 30, 2007. This waiver covered all tax reporting periods through September 30, 2007.

Balance Sheet Information:

	September 30, 2007	December 31, 2006
Working capital (deficiency)	$3,497	$(137)
Total assets	22,865	14,250
Total liabilities	4,759	6,077
Retained earnings	15,476	6,067
Stockholders’ equity	18,105	8,173

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our new organizational structure makes it difficult for us to evaluate our future business prospects.

Prior to November 13, 2007, our business was operated by the Huayang Companies. We presently operate the business of Huayang Companies pursuant to contractual agreements, which provide that we have operating control and the profit and loss from its operations. Under the present structure, although there is no change in personnel, it is possible that the change in our business structure may impair our ability to operate our business. Our agreements with the Huayang Company have a term of ten years. In the event that the agreements are not extended upon their expiration for any reason, including a change in government policy that may prohibit or restrict such agreements, our ability to continue our business would be impaired.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore special purpose vehicle establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the special purpose vehicle responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore special purpose vehicle jointly responsible for these filings. In the case of an special purpose vehicle which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the special purpose vehicle and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the special purpose vehicle’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the special purpose vehicle, or from engaging in other transfers of funds into or out of China.

The owners of the Huayang Companies submitted their application to SAFE in early September 2007. On October 11, 2007, SAFE approved their application, permitting these Chinese citizens to establish an offshore company, Fulland, as a special purpose vehicle for any foreign ownership and capital raising activities by the Huayang Group. However, we cannot be sure that the structure of our organization has fully complied with all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We are incurring significant obligations in developing the manufacture of rolled rings, for use in the wind power and other industries with no assurance that we can or will be successful in this business.

In connection with the expansion of our electrical equipment division to develop and market rolled rings and related equipment to the wind power industry, we are acquiring newly-constructed buildings and the related land use rights from a company in which we hold a 33% interest, for $11.9 million and we are embarking on a proposed expansion program to develop this business. As of September 30, 2007, we had made payments of $5.9 million, which are classified as deposits on long-term assets on the balance sheet. The remaining balance of $6.0 million is due in the first quarter of 2008. We are making the financial and manpower commitment in our belief that both there will be an increased demand for wind power in China and elsewhere, that the companies that manufacture wind power generation equipment will purchase our products and that we will be able to offer equipment which is required or desired by the wind power industry. Accordingly, we cannot assure you that we will be able to develop this business, and our failure to develop the business will have a material adverse effect on our overall financial condition and the results of our operations.

We will require additional funds to expand our operations.

In connection with the development and expansion of our business, we will incur significant capital and operational expenses, including the $6.0 million for the purchase of the buildings and land use rights. We do not presently have any funding commitments for other than our present credit arrangements that we believe is sufficient to enable us to make the required payments and to otherwise expand our business. If we are unable to obtain the pay our purchase commitments and we cannot find alternative financing we may be unable to expand our business or finance the growth of our existing business, which may impair our ability to operate profitably.

We are investing heavily in products designed for the wind power industry with no assurance that a substantial market for wind power will ever develop.

Our proposed rolled ring business, which includes the plan to manufacture other components used in the wind power industry is based on the assumption that wind power will become a more significant source of power in the PRC and elsewhere. Although the government of the PRC has announced a plan which contemplates a significant increase in wind power in the PRC, at present wind power accounts for a miniscule percentage of China’s energy needs, and we cannot assure you that wind power will ever become a significant source of energy in China. Since our growth plan is based on developing and providing equipment and components for that industry, our business will be impaired if the market for wind power generation equipment does not develop or if the market develops but our products are not accepted by the market.

If we raise additional capital the value of your investment may decrease.

If we need to raise additional capital to expand or continue operations, it may be necessary for us to issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the net tangible book value per share may decrease, the percentage ownership of our current stockholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to our common stockholders. Furthermore, if the price at which we sell securities is less than the conversion price of the series A preferred stock or the exercise price of the warrants, the conversion price of the series A preferred stock and the exercise price of the warrants would be reduced.

Because we sell capital equipment, our business is subject to our customers’ capital budget and we may suffer delays or cancellations of orders

Customers for our products are companies in the dyeing and finishing industry or in the electricity generating industry. These companies purchase our equipment as part of their capital budget. As a result, we are dependent upon receiving orders from companies that are either expanding their business, commencing a new business, upgrading their capital equipment or otherwise require capital equipment. Our business is therefore dependent upon both the economic health of these industries and our ability to offer products that meet regulatory requirements, including environmental requirements, of these industries and are cost justifiable, based on potential cost savings in using our equipment in contrast to existing equipment or equipment offered by others.

We must effectively manage the growth of our operations, or our business will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process.  We intend to increase the scope of our operations and we may acquire complimentary businesses.  Implementing our business plan will require significant additional funding and resources.  If we expand our operations, we will need to hire additional employees and make significant capital investments.  This growth will place a significant strain on our management and our resources.  If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. In addition, since we are now a reporting company under the Securities Exchange Act of 1934, we will have to hire qualified personnel to enable us to meet our statutory obligations, including the development and implementation of disclosure controls and internal controls.  Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

An increase in the cost of raw materials will affect sales and revenues.

Our principal raw material for our products is steel and steel products. Any increase in the prices or shortages of steel or other raw materials will affect the price at which we can sell our product. We have no long term supply contracts, so the prices at which we purchase raw materials are based on the market price at the time. If we are not able to raise our prices to pass on increased costs, we would be unable to maintain our margins.

If we fail to obtain all required licenses, permits, or approval, we may have to cease our operations.

We are permitted to engage only in those businesses that are covered by our business license. As we expand our business, it may be necessary for us to obtain a variety of approvals from local and municipal governments if we seek to expand the scope of our business. There no assurance that we will be able to obtain all required licenses, permits, or approvals from government authorities. If we fail to obtain all required licenses, permits, or approvals, we may have to reduce or cease our operations.

The ability to market our electrical power equipment in the coal industry is dependent upon manufacturing equipment that enables our customers to meet environmental requirements.

We market the electrical power equipment to operators of coal-fired electricity generation plants. Our ability to market these products is dependent upon the continued growth of coal-generated power plants and our ability to offer products that enable the operators of the power plants to produce electricity through a cleaner process than would otherwise be available at a reasonable cost. To the extent that government regulations are adopted that require the power plants to reduce or eliminate polluting discharges from power plants, our equipment would need to be designed to meet such requirements.

The ability to market our dyeing and finishing products is dependent upon the economic health of the textile industry in the PRC

To the extent that growth in of the textile industry stagnates in the PRC, whether as a result of export restrictions from countries such as the United States, who are major importers of Chinese-made textiles, or shifts in international manufacturing to countries which may have a lower cost than the PRC or overexpansion of the Chinese textile industry, we will have more difficult in selling these products in the PRC, and we may have difficulty exporting our equipment. Further, as the textile industry seeks to lower costs by purchasing equipment that uses the most technological developments to improve productivity, reduce costs and have less adverse environmental impact, if we are not able to offer products utilizing the most current technology, our ability to market our products will suffer.

The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

Customers use some of our products in potentially hazardous applications that may cause injury or loss of life and damage to property, equipment or the environment. In addition, some of our products are integral to the production process for some end-users and any failure of our products could result in a suspension of operations. Although we maintain quality controls and procedures, we cannot be certain that our products will be completely free from defects. Moreover, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. In addition, because the insurance industry in China is still in its early stages of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in loss of business potentially significant monetary damages and fines.

Our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, and we use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our operations. As a result, we are required to comply with all national and local regulations regarding protection of the environment. The PRC has expressed a concern about pollution and other environmental hazards. Although we believe that we comply with current national and local government regulations, if it is determined that we are in violation of these regulations, we can be subject to financial penalties as well as the loss of our business license, in which event we would be unable to continue in business. Further, if the national or local government adopts more stringent regulations, we may incur significant costs in complying with such regulations. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

Economic or other conditions may result in the deferral, reduction or cancellation of orders.

The sale of our products is based on the requirements of our customers in the dyeing and finishing and electricity production industries. Changes in economic conditions, government regulations, and the business conditions affecting specific customers may results in the deferral, reduction or cancellation of products, which could reduce our sales and net income and otherwise impair our operations.

If we fail to introduce enhancements to our existing products or to develop products using the latest technological developments, our business and results of operations could be impaired.

We believe our future success depends in part on our ability to enhance our existing products and develop new products in order to continue to meet customer demands. Our failure to introduce new or enhanced products on a timely and cost-competitive basis, or the development of processes that make our existing technologies or products obsolete, could harm our business and results of operations.

Because we face intense competition from other companies for both of our operating segments, many of which have greater resources than we do, we may not be able to compete successfully and we may lose or be unable to gain market share.

The markets for products in both of our business segments are intensely competitive. Many of our competitors have established more prominent market positions, and if we fail to attract and retain customers in our target markets for our products, we will be unable to increase our sales. Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices, as well as securing supplies at times of shortages. Many of our competitors also have greater more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

Our products are subject to PRC regulations that pertain to electrical equipment, which may materially adversely affect our business.

These regulations influence the design, components or operation of such products. New regulations and changes to current regulations are always possible and, in some jurisdictions, regulations may be introduced with little or no time to bring related products into compliance with these regulations. Our failure to comply with these regulations may restrict our ability to sell our products in the PRC. In addition, these regulations may increase our cost of supplying the products by forcing us to redesign existing products or to use more expensive designs or components. In these cases, we may experience unexpected disruptions in our ability to supply customers with products, or we may incur unexpected costs or operational complexities to bring products into compliance. This could have an adverse effect on our revenues, gross profit margins and results of operations and increase the volatility of our financial results.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. Huayang Dye commenced operations in 1995 and Huayang Electrical Power in 2004. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the dye machinery industry and the electrical equipment industry in China. If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Our profitability may decline as a result of increasing pressure on margins.

The textile and apparel industries have historically been subject to substantial cyclical variations and are particularly affected by adverse trends in the general economy. These industries are subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, pressure from retailers to reduce the costs of products and changes in consumer demand. These factors may decrease the demands for our dye machines or cause us to reduce our sales prices to our customers, which could cause our gross margin to decline if we are unable to offset price reductions with comparable reductions in our operating costs. If our sales prices decline and we fail to sufficiently reduce our product costs or operating expenses, our profitability will decline. This could have a material adverse effect on our results of operations, liquidity and financial condition.

Failure to successfully reduce our production costs may adversely affect our financial results.

Our strategy relies, in large part, upon our ability to successfully rationalize and improve the efficiency of our operations. In particular, our strategy relies on our ability to reduce our production costs in order to remain competitive. If we are not able to continue to successfully implement cost reduction measures, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.

If we are unable to make necessary capital investments or respond to pricing pressures, our business may be impaired.

In order to remain competitive, we need to invest continuously in research and development, manufacturing, customer service and support, and marketing. From time to time we also have to adjust the prices of our products to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.

Unforeseen or recurring operational problems at our facilities may cause significant lost production, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our manufacturing processes could be affected by operational problems that could impair our production capability. Our facilities contain complex and sophisticated machines that are used in our manufacturing process. Disruptions at our facilities could be caused by maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any of our machines; the effect of noncompliance with material environmental requirements or permits; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, earthquakes or other catastrophic disasters; labor difficulties; or other operational problems. Any prolonged disruption in operations at our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our officers and directors own a substantial portion of our outstanding common stock, which will enable them to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our stockholders.

Our chief executive officer and chairman of the board, Jianhua Wu, beneficially owns approximately 48.7% of our outstanding common stock. Mr. Wu could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. His effective control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Jianhua Wu, our chief executive officer and the chairman of our board. We do not maintain key man life insurance on any of our executive officers. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.See “Risks Related to Doing Business in China — Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.”

If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel. Recruiting and retaining capable personnel, particularly those with expertise in our chosen industries, are vital to our success. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain our technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

Although we received a patent in the PRC for one of our dye machines, we rely on trade secret, copyright law and other contractual restrictions to protect our intellectual property. However, our rights under these laws and agreements provide us with only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of such potential litigation will be in our favor. Regardless of whether we prevail in any litigation, the litigation may be costly and may divert management attention as well as expend our other resources away from our business. An adverse determination in any such litigation will impair our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition. Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to technology patents relating to our industries involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our dependence on a limited number of third-party suppliers for key raw materials and customized manufacturing equipment could prevent us from timely delivering our products to our customers in the required quantities, which could result in order cancellations and decreased revenues.

Stainless steel is the essential raw material for making all of our products. We purchase stainless steel tubes, cast and stock pieces from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available at a higher cost or after a long delay, and we could be prevented from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause us to experience order cancellations and loss of market share. The failure of a supplier to supply materials and components that meet our quality, quantity and cost requirements in a timely manner could impair our ability to manufacture our products or increase our costs, particularly if we are unable to obtain these materials and components from alternative sources on a timely basis or on commercially reasonable terms. In addition, certain of our manufacturing equipment has been designed and made specifically for us. As a result, such equipment is not readily available from multiple vendors and would be difficult to repair or replace. Any significant damage to, or break down of, our customized manufacturing equipment could cause material interruptions to our operations and consequentially, could have a material adverse effect on our business and results of operations.

Our success depends on collaborative partners, licensees and other third parties over whom we have limited control

Our electrical equipment segment is currently exploring other areas which we believe represent the next evolution for the industry, and we have entered into arrangements with academic institutes, corporate and academic collaborators and others for the research and development of the relevant technologies. There are no assurances that we will be able to establish or maintain collaborations that are important to our business on favorable terms, or at all.

 A number of risks arise from our dependence on collaborative agreements with third parties.  Product development and commercialization efforts could be adversely affected if any collaborative partner:

• terminates or suspends its agreement with us

• causes delays

• pursues other technologies or develop alternative products that could compete with the products we are developing, or

•	otherwise fails to meet its contractual obligations.

Risks Related to Doing Business in China

If the PRC enacts regulations which forbid or restrict foreign investment, our ability to grow may be severely impaired.

We intend to expand our business in areas relating to our present business, initially focusing on equipment used for wind power generation. We may also expand by seeking to develop equipment for other industries or by making acquisitions of companies in related industries. Many of the rules and regulations that we would face are not explicitly communicated, and we may be subject to rules that would affect our ability to grow, either internally or through acquisition of other Chinese or foreign companies. There are also substantial uncertainties regarding the proper interpretation of current laws and regulations of the PRC. New laws or regulations that forbid foreign investment could severely impair our businesses and prospects. Additionally, if the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

Any deterioration of political relations between the United States and the PRC could impair our operations.

The relationship between the United States and the PRC is subject to sudden fluctuation and periodic tension. Changes in political conditions in the PRC and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or cause potential acquisition candidates or their goods and services to become less attractive. Such a change could lead to a decline in our profitability. Any weakening of relations between the United States and the PRC could have a material adverse effect on our operations, particularly in our efforts to raise capital to expand our other business activities.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of the PRC will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. The government of the PRC also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in the PRC, could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of the PRC provide for the government to fix and adjust prices. Although we are not presently subject to price controls in connection with the sale of our products, it is possible that price controls may be imposed in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and, unless there is also price control on the products that we purchase from our suppliers, we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of OECD member countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (the “OECD”), an international group of member countries sharing a commitment to democratic government and market economy. For instance:

•	the level of state-owned enterprises in the PRC, as well as the level of governmental control over the allocation of resources is greater than in most of the countries belonging to the OECD;

•	the level of capital reinvestment is lower in the PRC than in other countries that are members of the OECD;

•	the government of the PRC has a greater involvement in general in the economy and the economic structure of industries within the PRC than other countries belonging to the OECD;

•	the government of the PRC imposes price controls on certain products and our products may become subject to additional price controls; and

•
the PRC has various impediments in place that make it difficult for foreign firms to obtain local currency, as opposed to other countries belonging to the OECD where exchange of currencies is generally free from restriction.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of the OECD member countries.

Because our officers and some of our directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Most of our directors and all of our executive officers reside in the PRC and substantially all of our assets are located in the PRC. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

Almost all of our agreements with our employees and third parties, including our supplier and customers, are governed by the laws of the PRC. The legal system in the PRC is a civil law system based on written statutes. Unlike common law systems, such as we have in the United States, it is a system in which decided legal cases have little precedential value. The government of the PRC has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the PRC, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance or to seek an injunction under Chinese law are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If the United States imposes trade sanctions on the PRC due to its currency, export or other policies, our ability to succeed in the international markets may be diminished.

The PRC currently “pegs” its currency to a basket of currencies, including United States dollar. This means that each unit of Chinese currency has a set ratio for which it may be exchanged for United States currency, as opposed to having a floating value like other countries’ currencies. This policy is currently under review by policy makers in the United States. Trade groups in the United States have blamed the cheap value of the Chinese currency for causing job losses in American factories, giving exporters an unfair advantage and making its imports expensive. There is increasing pressure for the PRC to change its currency policies to provide for its currency to float freely on international markets. As a result, Congress may consider enacting legislation which could result in the imposition of quotas and tariffs. If the PRC changes its existing currency policies or if the United States or other countries enact laws to penalize the PRC for its existing currency policies, our business may be adversely affected, even though we do not sell outside of the PRC. Further, we cannot predict what action the PRC may take in the event that the United States imposes tariffs, quotas or other sanctions on Chinese products. Even though we do not sell products into the United States market, it is possible that such action by the PRC may nonetheless affect both our business, since we are a United States company, and the market for our stock, although we cannot predict the nature or extent thereof. Any government action which has the effect of inhibiting foreign investment could hurt our ability to raise funds that we need for our operations. The devaluation of the currency of the PRC against the United States dollar would have adverse effects on our financial performance and asset values when measured in terms of the United Stated dollar.

Exchange controls that exist in the PRC may limit our ability to utilize our cash flow effectively.

We are subject to the PRC’s rules and regulations affecting currency conversion. Any restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC. Conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the regulatory authorities of the PRC will not impose more stringent restrictions on the convertibility of the Renminbi, known as RMB, especially with respect to foreign exchange transactions.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in the Renminbi. To the extent our future revenue are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings. The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in appreciation of Renminbi against U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar. As a portion of our costs and expenses is denominated in Renminbi, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any of our dividends payable on our ordinary shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business especially if it results in either a decreased use of products such as ours or in pressure on us to lower our prices. The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by solar energy users, which in turn could reduce demand for our products.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of renewable energy investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

 If certain tax exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct corporate withholding taxes from any dividends we may pay in the future.

Under the PRC’s current tax laws, regulations and rulings, companies are exempt from paying withholding taxes with respect dividends paid to stockholders outside of the PRC. However, if the foregoing exemption is removed, we may be required to deduct certain amounts from any dividends we pay to our stockholders.

If our favorable tax treatment is overturned, we may be subject to significant penalties.

On March 16, 2007, the PRC’s National People’s Congress passed a new corporate income tax law, which became effective on January 1, 2008. This new income tax unifies the corporate income tax rate of domestic enterprise and foreign investment enterprises to 25%. Preferential tax treatments will continue to be granted to entities that are classified as “high and new technology enterprises strongly supported by the State” or conduct business in sectors that are encouraged by the PRC’s National People’s Congress. This new tax law, however, does not clearly define the requirements or criteria for receiving these preferential tax treatments. Because clear implementation and requirement rules or guidelines for the new tax law have not yet been promulgated, we cannot assure you that our subsidiaries will maintain any preferential tax status or that we will not be assessed significant penalties.

The Chinese local government granted the Huayang Companies a special tax waiver to exempt and release any additional corporate income tax and value added tax liabilities and any related penalties as of September 30, 2007 and for all periods prior to September 30, 2007. Total tax exemption for the nine months ended September 30, 2007 is $6,771,442, which is reflected as other income in the nine months ended September 30, 2007 and represents the amount accrued through September 30, 2007. The corporate income tax and value added tax are national taxes, not local taxes. It is possible that the national tax authorized may take a position different from the local tax authority with respect to the revocation of the exemption. In such event, it is possible that our tax liability may be in excess of the amount that we had accrued through September 30, 2007 and that we may be assessed penalties and interest in addition to the basic tax liability. Any such assessment could require us to pay a significant tax liability, and we may have not the available cash or borrowing capacity to make the payments, which could materially impair our ability to conduct our business.

If the PRC tax authorities dispute our method of paying value added taxes, we may be subject to penalties under the tax laws of the PRC.

Under the commercial practice of the PRC, we paid value added taxes (“VAT”) and business tax based on tax invoices issued. We generally issue our tax invoice subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty which can range from zero to five times of tax which is determined to have been improperly deferred. Although we believe that we are paying VAT and business taxes in accordance with the common practice in PRC, we cannot assure you that the PRC tax authorities would not reach a different conclusion and determine that common practice is not in accordance with the tax laws of the PRC. If a penalty is ultimately assessed against us, the penalty could represent a material amount. Although we have received a waiver of accrued VAT through September 30, 2007 from the local authority, if that waiver is overturned at the national level, the amount of VAT that we may be required to pay may be in excess of the amount that we had accrued.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct substantially all of our business through our subsidiary, Fulland and its subsidiary, Green Power, which is established in China. Green Power is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. China’s legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Laws and regulations relating to foreign investments in China are relatively new, and China’s legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We rely on dividends paid by our subsidiaries for our cash needs

We conduct substantially all of our operations through our subsidiary, Fulland, and its subsidiary, Green Power, which is a limited liability company established in China. We rely on dividends paid by Green Power for our cash needs, including the funds necessary to pay dividends and other cash distributions to our stockholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. We are also required to set aside at least 10.0% of its after-tax profit based on China’s accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. Green Power is also required to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. In addition, if Green Power incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of avian flu, SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. In 2005, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. Any prolonged recurrence of avian flu, SARS or other adverse public health developments in China may have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside of China, as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Related to Our Stock

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange. As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

          The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.

          Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

          When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

          Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

          Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the Over-The-Counter Bulletin Board, the stock market in which shares of our common stock will be quoted, generally have been very volatile and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;

•	announcements of technological innovations, new services or product lines by us or our competitors;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

We will incur increased costs and compliance risks as a result of becoming a public company.

As a public company, we will incur significant legal, accounting and other expenses that Green Power and the Huayang Companies did not incur as private companies prior to the Exchange. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including certain requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the National Association of Securities Dealers (“NASD”). We expect these rules and regulations, in particular Section 404 of the Sarbanes-Oxley Act of 2002, to significantly increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board, or PCAOB, has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we will be able to effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Since, prior to the share exchange transaction, Fulland operated as a private company without public reporting obligations, Fulland has committed limited personnel and resources to the development of the external reporting and compliance obligations that would be required of a public company. Recently, we have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with joining a public company, when and as such requirements become applicable to us. Prior to taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

We do not anticipate paying any cash dividends; and we are restricted from paying dividends under our agreements relating to the November 2007 private placement.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends is within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future. Furthermore, our agreement with the investors in the November 2007 private placement, who are selling stockholders, prohibits the payment of dividends on our common stock while the series A preferred stock is outstanding.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in China, product demand, our ability to develop products using the most current technology, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. Based on the present exercise price of $0.58 per share, if warrants to purchase a total of 6,500,000 shares of common stock were to be exercised, we would receive gross proceeds of approximately $3.8 million. We cannot assure you that any of the warrants will be exercised. The warrants provide that if we do not meet certain levels of pre-tax income for 2007 and 2008, then the exercise price shall be reduced by the percentage shortfall, up to a maximum reduction of 90%. To the extent that the exercise price is reduced as a result of these provisions, the total proceeds would be significantly reduced. See “Selling Stockholders -- Financing” for information relating to the potential reduction in the exercise price of the warrants.

Further, the warrants include cashless exercise provisions that, if exercised, would result in the issuance of shares of common stock equal to the value the appreciation of the warrants without payment of any cash consideration. The cashless exercise rights may not be exercised prior to November 13, 2008, and thereafter can only be exercised if the underlying shares are not registered under the Securities Act of 1933. We are only registering 6,500,000 shares of common stock for issuance upon exercise of the warrants. Since we are not registering all of the shares of common stock issuable upon exercise of all of the warrants, the holders of those warrants for which we have not registered the underlying shares, which cover the right to purchase 12,329,755 shares of common stock, could have cashless exercise rights with respect to the underlying shares.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of January 31, 2008, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding[4]
Barron Partners, LP1	6,205,883	6,205,883	2,199,176	4.9%
Eos Holdings LLC[2]	912,676	176,471	736,205	*
Steve Mazur[3]	608,451	117,646	490,804	*

* Less than one percent.

1 Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners. As a result of the 4.9% limitation on the number of shares issuable upon conversion of the series A preferred stock and the exercise of the warrants, the number of shares of common stock shown as beneficially owned by Barron Partners after the offering represents the number that, upon such exercise or conversion, would result in Barron Partners owning 4.9% of the then outstanding common stock. The total number of shares which Barron Partners would own beneficially if the 4.9% limitation were not applicable is 32,095,765 shares prior to this offering, representing shares of common stock issuable upon exercise of the warrants and conversion of series A preferred stock, which would represent beneficial ownership of 46.5% of our common stock. The total number of shares which Barron Partners would own beneficially after completion of the offering, assuming all shares offered had been sold, if the 4.9% limitation were not applicable would be 25,889,882 shares, which would represent beneficial ownership of 37.3% of our common stock.

2 Jon R. Carnes has sole voting and dispositive power over the shares beneficially owned by Eos Holdings LLC.

3 The shares offered by Barron Partners, Eos Holdings and Steve Mazur represent shares of common stock issuable upon exercise of $0.58 warrants issued in the November 2007 financing.

4 Except as expressly provided in the certificate of designation relating to the series A preferred stock or the warrants, no holder of the series A preferred stock or warrants may convert the series A preferred stock into shares of common stock or exercise the warrants to the extent that such conversion or exercise would result in beneficial ownership by such investor and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. These provisions do not affect Eos Holdings or Steve Mazur since the total number of shares beneficially owned by each of them is less than 5% of the outstanding stock. As the number of outstanding shares of common stock increases, whether upon conversion of the series A preferred stock or exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the September 2007 private placement transfers its shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

Financing

On November 13, 2007, concurrently with the closing on the reverse acquisition, we entered into a securities purchase agreement with the selling stockholders. Pursuant to the agreement, we issued and sold to the selling stockholders, for $5,525,000 our 3% convertible subordinated notes. The notes are automatically converted into an aggregate of (i) 14,787,135 shares of series A preferred stock and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of common stock at $0.83 per share, and 2,065,000 shares at $0.92 per share upon the filing of the restated certificate of incorporation, as described in the following paragraph, with the Secretary of State of Delaware and the creation of the series A preferred stock. Until the restated certificate of incorporation is filed, the notes may be converted into an aggregate of (i) 14,787,135 shares of the common stock, subject to adjustment, and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of common stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; provided, that if we do not file a restated certificate of incorporation and certificate of designation for the series A preferred stock as required by the note and the securities purchase agreement, the notes may be converted into 33,616,891 shares of common stock. The notes bear interest at the rate of 3% per annum; however, the conversion of the notes is based on the principal of the notes and no adjustment is made for the interest. The initial conversion price of the notes is $0.374 per share.

On November 13, 2007, our board of directors unanimously adopted, and the holders of a majority of the consenting stockholders approved, a restated certificate of incorporation to increase the number of authorized shares of capital stock from 75,000,000 to 210,000,000 shares, of which (i) 150,000,000 shares shall be designated as common stock with a par value of $.001 per share, and (ii) 60,000,000 shares shall be designated as preferred stock with a par value of $.001 per share. The board of directors also approved, upon the filing of the restated certificate of incorporation, the creation of a series of preferred stock, designated as the series A preferred stock. We have filed an information statement with the Securities and Exchange Commission with respect to the restated certificate of incorporation. We may file the restated certificate of incorporation 20 days after the information statement is mailed to stockholders.

Pursuant to the purchase agreement, in addition to the foregoing:

•
We agreed to have appointed such number of independent directors that would result in a majority of our directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors within 90 days after the closing, which would be February 11, 2008. Failure to meet this date will result in liquidated damages commencing February 12, 2008, until the date on which the requirement is satisfied. Thereafter, if we do not meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason, this would result in the imposition of liquidated damages.

•
We agreed to have a qualified chief financial officer who may be a part-time chief financial officer until February 13, 2008. If we cannot hire a qualified chief financial officer promptly upon the resignation or termination of employment of a former chief financial officer, we may engage an accountant or accounting firm to perform the duties of the chief financial officer. In no event shall we either (i) fail to file an annual, quarter or other report in a timely manner because of the absence of a qualified chief financial officer, or (ii) not have a person who can make the statements and sign the certifications required to be filed in an annual or quarterly report under the Securities Exchange Act of 1934..

•
No later than February 11, 2008, we will have an audit committee comprised solely of not less than three independent directors and a compensation committee comprised of at least three directors, a majority of which shall be independent directors.

•
Liquidated damages for failure to comply with the preceding three covenants are computed in an amount equal to 12% per annum of the purchase price, up to a maximum of 12% of the purchase price, which is $663,000, which is payable in cash or series A preferred stock, at the election of the investors.

•
We and the selling stockholders entered into a registration rights agreement pursuant to which we agreed to file, by January 12, 2008, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants and to have the registration statement declared effective by June 11, 2008. Our failure to have the registration statement declared effective by June 11, 2008 and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 4,860 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,770,000 shares. The number of shares issuable per day is subject to adjustment if we cannot register all of the required shares as a result of the Securities and Exchange Commission’s interpretation of Rule 415. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement.

•	The investors have a right of first refusal on future financings.

•	Until the earlier of November 13, 2011 or such time as the investors shall have sold all of the underlying shares of common stock, we are restricted from issuing convertible debt or preferred stock.

•
Until the earlier of November 13, 2010 or such time as the investors have sold 90% of the underlying shares of common stock, our debt cannot exceed twice the preceding four quarters earnings before interest, taxes, depreciation and amortization.

•
Our officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold.

•	We paid Barron Partners $30,000 for its due diligence expenses.

•
We entered into an escrow agreement pursuant to which we issued our 3% convertible promissory note due March 31, 2008 in the principal amount of $3,000,000. Upon the filing of the restated certificate of incorporation and the certificate of designation relating to the series A preferred stock, this note will be automatically converted into 24,787,135 shares of series A preferred stock. The note and the series A preferred stock issuable upon conversion of the note are to be held in escrow subject to the following.

o
14,787,135 shares are held pursuant to the following provisions. If, for either the year ended December 31, 2007 or 2008, our pre-tax earnings per share are less than the target numbers, all or a portion of such shares are to be delivered to the investors. If, for either year, the pre-tax earnings are less then 50% of the target, all of the shares are to be delivered to the Investors. If the shortfall is less than 50%, the number of shares to be delivered to the Investors is determined on a formula basis.

o
The target number for 2007 is $0.08316 per share, and the target number for 2008 is $0.13131 per share. The per share numbers are based on all shares that are outstanding or are issuable upon exercise or conversion of all warrants or options, regardless of whether such shares would be used in computing diluted earnings per share under GAAP.

o
We do not file our Form 10-KSB for either 2007 or 2008 within 30 days after the filing is required, after giving effect to any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934, any shares remaining in escrow shall be delivered to the investors.

o
The remaining 10,000,000 shares of series A preferred stock are to be delivered to the investors in the event that, based on our audited financial statements for 2007 or 2008 we or certain affiliated companies owes any taxes to the PRC government or any authority or taxing agency of the PRC. For each $1.00 of such tax liability, four shares of series A preferred stock are to be delivered to the Investors.

•
With certain exceptions, until the investors have sold all of the underlying shares of common stock, if we sell common stock or issue convertible securities with a conversion or exercise price which is less than the conversion price of the preferred stock, the conversion price of the series A preferred stock and the exercise price of the warrants is reduced to the lower price.

•
The warrants have a term of five years, and expire on November 13, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on November 13, 2007 in the case of the $0.58 warrants, and during the eighteen (18) period commencing on November 13, 2007 in the case of the $0.83 warrants and $0.92 warrants, and after these respective periods only if the underlying shares are not covered by an effective registration statement.

•
The warrants provide that the exercise price of the warrants may be reduced by up to 90% per year if our pre-tax income per share of common stock, on a fully-diluted basis as described above, is less than $0.08316 per share for 2007 and $0.13131 per share for 2008.

Pre tax income is defined as income before income taxes determined in accordance with generally United States GAAP plus (a) any charges which are reflected under GAAP in our financial statements which relate to the transaction contemplated by the purchase agreement, the registration rights agreement and the other notes and agreements relating to the financing, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants.

The following table sets forth the exercise price of the warrants if our pre-tax income per share is 20% below the threshold for each of 2007 and 2008 (a “20% shortfall”), 50% below the threshold for both years (a “50% shortfall”) and a 90% or more below the threshold for both years (a “90% shortfall”) and in each case there were no other events that affected the exercise price:

	$0.58 warrant	$0.83 warrant	$0.92 warrant
Unadjusted	$0.580	$0.830	$0.920
20% shortfall	$0.371	$0.531	$0.589
50% shortfall	$0.145	$0.208	$0.230
90% shortfall	$0.006	$0.008	$0.009

This table illustrates the adjusted warrant exercise price that would result from the specified percentage shortfall in both 2007 and 2008. Any adjustment in the warrant exercise price would depend on the pre-tax income for share for both years.

The warrants also give us the right to call the warrants for $.01 per share if the trading price of the common stock is not less than the greater of (a) $1.16 or 200% of the exercise price for the $0.69 warrants, or (b) $1.66 or 200% of the exercise price for the $.80 warrants, or (c) $1.84 or 200% of the exercise price, on each trading day in the 20 trading days ending on the date prior to the date on which the warrants are called for redemption provided that the trading volume on each day in the computation period is at least 200,000 shares.

In order for us to exercise the right of redemption, a registration statement covering the sale of the underlying shares must be current and effective. In the event that, at any time subsequent to the date on which the warrants are called for redemption, the shares of common stock underlying the warrants are not subject to a current and effective registration statement, our right to call the warrants for redemption shall terminate with respect to all warrants that have not then been exercised or converted prior to that date.

The note, the certificate of designation and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

Proposed Series A Preferred Stock

Under the terms of the purchase agreement, we agreed to file a restated certificate of incorporation and certificate of designation for the series A preferred stock with the Delaware Secretary of State. Pursuant to the certificate of designation for the series A preferred stock, no dividends may be declared of paid to the holders of our common stock while the Series A Preferred Stock is outstanding. The holders of series A preferred stock would be entitled to vote alongside the holder of common stock, on an as-converted basis. The holders of series A preferred stock will have a liquidation preference of $0.374 per share, upon any liquidation, dissolution or winding up. Each share of series A preferred stock will be convertible, either automatically in the event of a filing into shares of common stock at an initial conversion price of $0.374 per share (the conversion ratio is determined by taking $0.374 by the conversion price, initially one-to-one), which conversion price will be adjusted downward in the event that we issue shares of our common stock (or common stock equivalents) at an price per share below the conversion price in effect. In the event of a dilutive issuance, the conversion price of the series A preferred stock will be reduced to equal the price per share in the dilutive issuance. The series A preferred stock will automatically convert to common stock at the applicable conversion ratio if there is a consolidation or merger in which we are not the surviving corporation, or a sale of our assets to a company where our stockholders are no longer the controlling stockholders of the entity acquiring the assets.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices that may or may not be related to the market price at the time. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable: law.

The selling stockholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

See “Selling Stockholders” for information concerning the restriction on the right of the holders of the warrants to exercise warrants or convert shares of series A preferred stock owned by the holder if such exercise or conversion would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders is an affiliate of broker-dealers.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the OTC Bulletin Board under the symbol CWSI since January 3, 2008. Our common stock was previously traded under the symbol MLEX. The following table sets forth, the reported high and low closing bid quotations for our common stock by quarters during 2006 and 2007. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

Quarter Ending	High Bid	Low Bid
April 30, 2006	$0.35	$0.35
July 31, 2006	$0.35	$0.35
November 30, 2006	$0.35	$0.10
January 31, 2007	$0.15	$0.15
April 30, 2007	$1.35	$0.15
July 31, 2007	$0.52	$0.37
November 30, 2007	$1.67	$0.37
January 31, 2008	$2.80	$1.20

On February 13, 2008, the closing price of our common stock on the OTC Bulletin Board was $1.97.

At February 1, 2008, we had approximately 1,140 stockholders of record of our common stock.

Transfer Agent

The transfer agent for the common stock is Empire Stock Transfer Inc. The transfer agent’s address is 2470 St. Rose Parkway, Suite 304, Henderson, Nevada 89074, telephone (702) 818-5898.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our common stock and, instead, intend to retain earnings, if any, for future operation and expansion. Our agreement with the investors in the November 2007 private placement prohibits the payment of dividends on our common stock while the series A preferred stock is outstanding.

BUSINESS

Introduction

Through two affiliated companies, Huayang Dye and Huayang Electrical Power, we are engaged in two business segments — the dyeing and finishing equipment division, which is conducted through Huayang Dye, in which we manufacture and sell textile dyeing and finishing machines and the electrical equipment division, which is conducted through Huayang Electrical Power, in which we manufacture and sell auxiliary equipment for the coking and power plants and, commencing in 2007, for the wind power industry, and related engineering consulting services.

Through our dyeing and finishing division, we design, manufacture and distribute a line of proprietary high and low temperature dye and finishing machinery. Our products feature a high degree of both automation and mechanical-electrical integration. Our products are widely used in dyeing yarns such as pure cotton, cotton-polyester, terylene, polyester wool, poly-acrylic fiber, nylon, cotton ramie, and wool yarn.

Through our electrical equipment division, we design, manufacture and sell both standard and custom auxiliary equipment used to improve and promote efficient coal use at both coking and power plants. Our products are available in a variety of metals and non-metallic corrosion-resistant materials. In addition to standard equipment, we also design and manufacture specialty equipment made to customers’ specifications, which represented approximately 25% of the revenue from our electrical equipment segment in 2006. We our using our experience in manufacturing auxiliary electrical equipment has have provided us with the opportunity to enter into other areas of the industry. Specifically, we are focusing our efforts on manufacturing rolled rings and alternative energy, specifically the development of waste-to-energy technology, i.e., the generation of electricity through the incineration of solid waste, or “refuse derived fuel,” and wind-generated power. We believe both of these businesses will have key roles to play in the next phase in China’s evolving electrical power equipment industry.

Our rolled rings are essentially hollow cylindrical sections forged from a stainless steel stock piece with varying thickness and height; the rings are called from the forging process. Forging is a manufacturing process where metal is pressed, pounded or squeezed under great pressure into high strength parts. Rolled ring forging turns a hollow round piece of metal under extreme pressure against a rotating roller, thereby squeezing out a single-piece ring without any welding required. We believe that there is a market for our rolled rings in the wind power industry.

Historically, the manufacturing of textile dyeing and finishing machines has been our principal source of business. In the year ended December 31, 2006, was the first year in which we had any significant sales from the electrical equipment division, the dyeing and finishing equipment division accounted for revenues of approximately $14.9 million, or 81.7% of revenues and the electrical equipment division accounted for revenues of approximately $3.3 million, or 18.3% of revenues. For the nine months ended September 30, 2007, dyeing and finishing equipment division accounted for revenues of approximately $14.5 million, or 87.3% of revenues and the electrical equipment division accounted for revenues of approximately $2.1 million, or 12.7% of revenues.

During the first half of 2007, we launched our rolled ring manufacturing operations to produce rolled rings primarily for the railway and heavy vehicle manufacturing industries. The rolled rings we currently supply have a diameter which is less than five meters. We plan to expand our capabilities in three phases. We are in the first phase of expansion, and are currently installing new equipment and have devoted of approximately 108,000 square feet of our facility at our Wuxi facility for our forged rings production. Upon completion of this phase, we plan to have the ability to manufacture forged rolled rings up to six meters diameter by using axial closed-die rolling technology. Furthermore, we also intend to manufacture the shaft, which weighs 18 tons and is used in 2 megawatt wind turbines.

Phase two of our expansion is designed to enable us to produce yaw bearings and gear box for the wind power industry. Upon completion of the third phase of our expansion, we expect to be able to produce forged rolled rings with diameters of up to eight meters and weigh up to 150 tons, to suit different applications and purposes. Furthermore, we expect to be capable of manufacturing rotor blades.

In connection with the expansion of our electrical equipment division to develop and market rolled rings and related equipment to the wind power industry, we are acquiring newly-constructed buildings and the related land use rights from Wuxi Huayang Boiler Company, Ltd., in which we holds a 33% interest, for $11.9 million.

Organization

We were incorporated in Delaware on June 24, 1987 under the name Malex, Inc. We changed our corporate name to China Wind Systems, Inc. on December 18, 2007. At the time of the reverse acquisition, described below, we were not engaged in any business activities and we were considered to be a blank-check shell company.

We are the sole stockholder of Fulland Limited, a Cayman Islands limited liability company. Fulland owns 100% of the capital stock of Green Power Environment Technology (Shanghai) Co., Ltd., which is a wholly foreign-owned enterprise organized under the laws of the Peoples’ Republic of China. Green Power is a party to a series of contractual arrangements dated October 12, 2007 with Huayang Dye and Wuxi Huayang Electrical Power, both of which are limited liability companies organized under the laws of the PRC, and their stockholders. Our corporate organizational structure, including the contractual arrangements with the Huayang Companies, is designed to comply with certain laws and regulations of the PRC which restrict the manner in which Chinese company, particularly companies owned by Chinese residents, may raise funds from non-Chinese sources.

Huayang Dye was established as a limited liability company in Wuxi City on September 8, 1995, under the name “Xishan Huayang Dye Machine Manufacturing Co., Ltd.” On November 5, 1997, pursuant to an application to, and approval from, the Jiangsu Province Bureau of Industrial and Commercial Administration, the company changed its name to “Xishan Huayang Machinery Manufacturing Co., Ltd.” Huayang Dye changed to its present name on April 6, 2001, pursuant to an approval from the Jiangsu Province Bureau of Industrial and Commercial Administration. In November 2004, pursuant to a change in its bylaws and the approval of the Wuxi City municipal government, the operational term for Huayang Dye Machine was extended from December 31, 2004 to December 31, 2015, which may be further extended as necessary.

Huayang Electrical Power was established as a limited liability company in Wuxi City on April 5, 2005. The company’s operational term is due to expire on May 19, 2014, but may be extended as necessary.

On November 13, 2007, we entered into the following agreements and consummated the following transactions:

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The share exchange agreement, by and among Fulland, the holders of all of Fulland’s common stock and Synergy Business Consulting, which was then our largest stockholder, pursuant to which (i) we acquired all of the issued and outstanding capital stock of Fulland in exchange for 36,577,704 shares of common stock, and (ii) we purchased 8,006,490 shares of common stock from Synergy for $625,000, which we received from the proceeds of our financing. After giving effect to these transactions, the former stockholder of Fulland owned approximately 98.8% of our outstanding stock.

•
The securities purchase agreement with the selling stockholders pursuant to which we issued and sold to the investors, for $5,525,000, our 3% convertible subordinated notes. The notes are automatically converted into an aggregate of (i) 14,787,135 shares of series A preferred stock and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share upon the filing of a restated certificate of incorporation, as described below, with the Secretary of State of Delaware and the creation of the series A preferred stock. Until the restated certificate of incorporation is filed, the notes may be converted into an aggregate of (i) 14,787,135 shares of the common stock, subject to adjustment, and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; provided, that if we do not file the restated certificate of incorporation and the certificate of designation for the series A preferred stock as required by the note and the securities purchase agreement, the notes may be converted into 33,616,891 shares of common stock. The notes bear interest at the rate of 3% per annum; however, the conversion of the notes is based on the principal of the notes and no adjustment is made for the interest. The initial conversion price of the notes is $0.374 per share.

•
We entered into an escrow agreement pursuant to which we issued our 3% convertible promissory note due March 31, 2008 in the principal amount of $3,000,000. Upon the filing of the restated certificate of incorporation and the certificate of designation relating to the series A preferred stock, this note will be automatically converted into 24,787,135 shares of series A preferred stock. These shares will be held in escrow. Some or all of 14,787,135 shares will be delivered to the investors if our pre-tax earnings, determined on a fully-diluted basis, do not reach specified levels for 2007 and 2008, and some or all of the remaining 10,000,000 shares will be delivered to the investors if we owe any taxes to the PRC government through September 30, 2007.

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We entered into a registration rights agreement with the investors pursuant to which we agreed to register the shares of common stock issuable upon conversion of the note or the series A preferred stock and or upon exercise of the warrants.

•
Our board of directors and the holders of a majority of our common stock approved an amendment to our certificate of incorporation which, increased the number of authorized shares of common stock to 210,000,000 and created a class of preferred stock, with the directors having broad authority to create one or more series of preferred stock. We have filed a preliminary information statement with the SEC and we shall file the restated certificate of incorporation and certificate of designation approximately 20 days after the definitive information statement is mailed to our stockholders.

Our executive offices are located No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, China 150090, telephone no. (86) 51083397559.

Fulland was incorporated under the laws of the Cayman Islands on May 9, 2007 by the owners of the Huayang Companies as a special purpose vehicle for purposes of raising capital, in accordance with requirements of the PRC State Administration of Foreign Exchange, known as “SAFE.” Specifically, on May 31, 2007, SAFE issued an official notice which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. Accordingly, the owners of the Huayang Companies, Jianhua Wu and Lihua Tang, submitted their application to SAFE in early September 2007. On October 11, 2007, SAFE approved their application, permitting them to establish Fulland, as a special purpose vehicle for any foreign ownership and capital raising activities by the Huayang Group. After SAFE’s approval, Mr. Wu and Ms. Tang became the majority owners of Fulland on October 11, 2007.

PRC law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, we operate our businesses in the PRC through the Huayang Companies. Each of the Huayang Companies has the licenses and approvals necessary to operate its business in the PRC. We have contractual arrangements with the Huayang Companies and their respective stockholders pursuant to which we provide these companies with technology consulting and other general business operation services. Through these contractual arrangements, we also have the ability to substantially influence these companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control the Huayang Companies, we are considered the primary beneficiary of the Huayang Companies. Accordingly, we consolidate the results, assets and liabilities of the Huayang Companies in our financial statements.

Contractual Arrangements with the Huayang Companies and their Stockholders

Our relationships with the Huayang Companies and their stockholders are governed by a series of contractual arrangements between Green Power, the Huayang Group’s wholly foreign owned enterprise in the PRC, and each of the Huayang Companies, which are the operating companies of the Huayang Group in the PRC. Under PRC laws, each of Green Power, Huayang Dye Machine and Huayang Electrical Power Equipment is an independent legal person and none of them is exposed to liabilities incurred by the other parties. Other than pursuant to the contractual arrangements between Green Power and the Huayang Companies described below, neither of the Huayang Companies transfers any other funds generated from its operations to any other member of the Huayang Group. On October 12, 2007, we entered into the following contractual arrangements with each of the Huayang Companies.

Consulting Services Agreement. Pursuant to the exclusive consulting services agreements between Green Power and each of the Huayang Companies, Green Power has the exclusive right to provide to the Huayang Companies general business operation services, including advice and strategic planning, as well as consulting services related to the technological research and development of dye and finishing machines, electrical equipment and related products. Under this agreement, Green Power owns the intellectual property rights developed or discovered through research and development, in the course of providing its services under the agreement, or derived from the provision of the services. The Huayang Companies pay a quarterly consulting service fees to Fulland that is equal to all of the Huayang Companies’ profits for such quarter.

Operating Agreement. Pursuant to the operating agreement among Green Power, the Huayang Companies and all stockholders of the Huayang Companies, Green Power provides guidance and instructions on the Huayang Companies’ daily operations, financial management and employment issues. The Huayang Companies stockholders must designate the candidates recommended by Green Power as their representatives on the boards of directors of each of the Huayang Companies. Green Power has the right to appoint senior executives of the Huayang Companies. In addition, Green Power agrees to guarantee the Huayang Companies’ performance under any agreements or arrangements relating to the Huayang Companies’ business arrangements with any third party. The Huayang Companies, in return, agrees to pledge their accounts receivable and all of their assets to Green Power. Moreover, the Huayang Companies agree that without the prior consent of Green Power, the Huayang Companies will not engage in any transactions that could materially affect their respective assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of their assets or intellectual property rights in favor of a third party or transfer of any agreements relating to their business operation to any third party. The term of this agreement is ten years from October 12, 2007 and may be extended only upon Green Power’s written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement. Under the equity pledge agreement between the Huayang Companies stockholders and Green Power, the Huayang Companies’ stockholders pledged all of their equity interests in the Huayang Companies to Green Power to guarantee the Huayang Companies’ performance of their obligations under the consulting services agreement. If the Huayang Companies or the Huayang Companies Stockholders breaches their respective contractual obligations, Green Power, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The Huayang Companies stockholders also agreed that upon occurrence of any event of default, Green Power shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Huayang Companies stockholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Green Power may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The Huayang Companies’ stockholders agreed not to dispose of the pledged equity interests or take any actions that would prejudice Green Power’s interest. The equity pledge agreement will expire two years after the Huayang Companies’ obligations under the consulting services agreements have been fulfilled.

Option Agreement.     Under the option agreement between the Huayang Companies Stockholders and Green Power, the Huayang Companies Stockholders irrevocably granted Green Power or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in the Huayang Companies for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. Green Power or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from October 12, 2007 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement. Pursuant to the proxy agreement between the Huayang Companies’ stockholders and Green Power, the Huayang Companies’ stockholders agreed to irrevocably grant a person to be designated by Green Power with the right to exercise the Huayang Companies’ stockholders’ voting rights and their other rights, including the attendance at and the voting of the Huayang Companies’ stockholders’ shares at stockholders’ meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and its articles of association, including but not limited to the rights to sell or transfer all or any of his equity interests of the Huayang Companies, and appoint and vote for the directors and chairman as the authorized representative of the stockholders of the Huayang Companies. The proxy agreement may be terminated by joint consent of the parties or upon 30-day written notice from Green Power.

The Dyeing and Finishing Division

China is one of the world’s leading textile producers today, and the country’s textile industry, a traditional pillar in the Chinese national economy, is projected to grow by more than 15 percent in terms of output value, profits and exports year-on-year in 2007, according to the National Development and Reform Commission (NDRC). Chinese textile enterprises recorded a total output value of 2.46 trillion RMB (US$307.7 billion) in 2006, a rise of 21.3% from a year earlier.

Traditionally, Chinese textile manufacturers have imported many of the machines and equipment used in the textile industry. However, sales of textile machinery and equipment produced in the PRC have increased over the past two years.

In our dyeing and finishing division, we design, manufacture and distribute a line of proprietary high and low temperature dye and finishing machinery. We believe that we are one of the leading domestic Chinese manufacturers of textile dyeing machines, and our Huayang brand is nationally recognized. We currently have the capacity to manufacture and assemble approximately 550 textile dyeing machines annually. Our state-of-the-art and automated production line enables us to manufacture our products more efficiently, with lower labor and energy costs compared to traditional manufacturing methods. As part of our manufacturing process, we make corrosion-resistant stainless steel pumps and pressure vessels, which are not only critical components for our dyeing and finishing products but have other industrial applications. The PRC Central Government has granted us a license to manufacture our pumps and pressure vessels, which are deemed to meet or exceed national quality standards.

We have received the “Advanced Enterprise for Progress in Science and Technology Award” from Wuxi City in 1999, and the “Star of Brilliance Medal” from the Wuxi City Bureau of Industrial and Commercial Administration in the same year. In 2002, we were recognized as an “Advanced Enterprise for Technical Reform Input” by Qianzhou, a municipality of Wuxi City.

Huayang Dye presently has 120 personnel in four departments -- design, production, sales and technical support.

Our Dyeing and Finishing Products

Our products are generally compact in design compared with alternatives on the market, and feature a high degree of both automation and mechanical-electrical integration. Our products are used in dyeing yarns such as pure cotton, cotton-polyester, terylene, polyester wool, poly-acrylic fiber, nylon, cotton ramie, and wool yarn. We currently offer the following types of textile dyeing machines:

Description of Our Dye Machine	Model Number	Type of Fabric

Double overflow high temperature high pressure dye machine	SME1000B	knitted fabric

Medium overflow high temperature sample dye machine	SME1000B-50 SME1000B-100	knitted fabric

Jet-type high pressure high speed dye machine	SME236	woven fabric

High temperature high speed soft dye machine	SME1000A-1 SME1000A-II	knitted fabric

De-weighting dye machine	SME-236B	micro-fiber

Beam dye machine	GR201	dyed yarn

Injection pipe dye machine	SME236C-II	woven fabric

High speed high temperature computer program control sample dye machine	SME236C-30 SME236C-60	woven fabric

Normal temperature and normal pressure double overflow type dye machine	CYL-38	acrylic fiber, cotton

We also offer a selection of finishing equipment, including: (i) a high pressure rotary refining/compacting/creping washing machine for stretching and softening of fabric, (ii) a push-type high temperature, high pressure dye jigger used in connection with fabric dyeing, and (iii) a beam reeling-and-reeling-off machine for dyeing heavy cotton and linen fabric.

Marketing and Distribution

Presently, all of our revenue from the textile dyeing machine segment is derived from sales in China. We presently sell our products in Jiangsu and Zhejiang Provinces, both regions with significant textile production, as well as in many of the coastal regions of China. We are also making efforts to market our products into Guangzhou, Shandong, Sichuan and other inland regions of China.

We market and sell our products through our internal sales force, which is based in our facilities in Wuxi. Our marketing programs include industrial conferences, trade fairs, sales training, and advertising. Our sales and marketing groups work closely with our manufacturing groups to coordinate our product development activities, product launches and ongoing demand and supply planning. We sell our products directly to many of China’s top textile producers, including Wujiang City Lianjua Dyeing & Finishing Co., Ltd. (which accounted of 10% of the revenue from our textile dyeing machine segment for 2006) and Zhejiang Guannan Knitting & Dyeing Co., Ltd. (which accounted of 8% of the revenue from our textile dyeing machine segment for 2006).

Growth Strategies

According to China’s National Development and Reform Commission, the main focus of the country’s textile industry has shifted from gaining competitive advantages based on labor costs, toward the objectives of developing scientific and technological innovation as well as brand creation. Under the auspices of China’s Eleventh Five Year Plan, which was implemented in 2006, the next stage for the textile and dye industries in China is the development of green textile products and the promotion of clean production technologies, according to the Bureau of Economic Operation under the National Development and Reform Commission.

In support of this objective, we are continuing our efforts to develop and implement next-generation low energy consumption and high heating efficiency features to our machines. The current emphasis of our efforts is on increasing automation features in our existing products and implementing power line communication technology throughout our production facilities to enable our customers to reduce their use of electricity. We believe that if we can achieve these goals, we may be able both to expand our presence in the Chinese market and to enter overseas markets such as the United States and Europe.

Competition

Because of the importance of the Chinese textile industry in the world market, we face competition both domestic and foreign suppliers. However, due to the high quality of our products, our competitors are primarily foreign-based. Japan, Germany, Italy, Taiwan and Switzerland are presently the top five suppliers of textile machinery to China, covering more than 80% of the total import value in 2006. Domestically, our chief competitor is Fong’s National Engineering (Shenzhen) Co., Ltd., a subsidiary of Fong’s Industries Company Ltd., a Hong-Kong based conglomerate.

We believe that we can effectively compete with these companies on the basis of the quality and performance of our products, and our after-sales service. We provide one year of maintenance and repair services free of charge for all of our products. Moreover, we provide customers in the Jiangsu and Zhejiang Provinces, our top markets, with responsive on-site support which is generally provided within 24 hours of receiving a request. However, many of our competitors have longer operating histories and significantly greater financial or technological resources than we do and presently enjoy greater brand recognition.

The Electrical Power Equipment Division

Today’s China uses more coal than the United States, the European Union and Japan combined. Coal is used to fuel the country’s fast-growing economy, which for the first time is contributing more than the United States to world economic growth, according to the International Monetary Fund. Coal-fired power plants presently account for more than two-thirds of China’s installed power capacity, according to the China Electricity Council. Every week to 10 days, another coal-fired power plant that is big enough to serve all the households in Dallas or San Diego opens somewhere in China, according to a report by the New York Times. At the same time, with the prevalence of low level technology, China’s electricity generation industry is characterized by high waste and low efficiency, according to the State Electricity Regulatory commission.

Coal is also used in China to produce coke, a solid carbonaceous material derived from burning low-ash, low-sulfur bituminous coal and used as the main fuel material in iron-making blast furnaces. In 2004, China’s coke output reached 224 million tons, or 56% of the world’s total, according to the PRC National Bureau of Statistics. By 2006, that number reached more than 290 million tons, with 280 million tons for domestic consumption and 14.5 million tons for export.

This high level of coal consumption has also made China the leading producer of greenhouse gases (carbon dioxide and sulfur dioxide) in the world, according to the Netherlands Environmental Assessment Agency, a Dutch research institute. To address this issue, the Central Government published China’s first National Action Plan on Climate Change in June 2007. The National Plan aims to reduce China’s annual emissions of greenhouse gases by 1.5 billion tons of carbon dioxide equivalent by 2010. A target of the National Plan is the country’s use of coal, including the promotion of efficient coal-fired power stations. We believe that, with our products, we are positioned to assist China’s coking plants and coal-fired power stations in complying with the mandates of the National Plan.

We design, manufacture and sell both standard and custom auxiliary equipment used to improve and promote efficient coal use at both coking and power plants. Our products are available in a variety of metals and non-metallic corrosion-resistant materials. We design and assemble our products at our facilities in Wuxi.

 We presently have 40 personnel in four departments — design, production, sales and technical support.

Our Products

We design, manufacture and distribute the following standard auxiliary equipment for coke plants and coal-fired power stations as follows:

Our Product	Application

Spiral plate heat exchanger
This is a high efficiency heat exchanger suitable for convective heat transfer from liquid to liquid, gas to gas, gas to liquid, and steam condensation to evaporation. Our heat exchanger is primarily used by coking plants to treat ammonia waste water and gas. Coal-fired power stations use the heat exchangers to treat sludge, a byproduct of coal-burning.

Cross-tube gas cooler	The gas cooler is mainly used to cool the raw coal gas produced during the coking process and during coal burning.

Cloth-type dust collector	This a dust removal system primarily used to collect dust particles that are generated during the coking or coal-burning process.

Desulfurization regeneration tower	The tower is mainly used to produce clean coal gas by removing sulfur from coal gas produced during the coking or coal-burning process.

In addition to these standard equipment, we also design and manufacture specialty equipment made to customers’ specifications, which represented approximately 25% of the revenue from our electrical power equipment segment in fiscal 2006. These commercially oriented, value-added products become part of the customers’ processes and typically are manufactured and delivered in a time period of more than 50 days. Specialty products are custom engineered for specific applications, manufactured on demand, and may have limited use in other applications.

Other than product manufacturing, we also provide technology consulting services relating to water-treatment equipment, heat exchangers, coking equipment and wind power generation equipment. Our technology consulting services represented approximately 4% of the revenue from our electrical power equipment segment in fiscal 2006.

Marketing and Distribution

Currently, our principal customers for our electrical power equipment are coking plants and coal-fired power stations. Our principal customers for rolled rings are in the wind power and railway and heavy vehicle manufacturing industries, which purchase our products as components in equipment and system installations.

Based at our facilities in Wuxi, we have a sales team for both our electrical power equipment and rolled rings. Our marketing efforts include industrial conferences, trade fairs, sales training, and advertising. Our sales teams work closely with our research and development and manufacturing teams to coordinate our product development activities, product launches and ongoing demand and supply planning. Our coking-related equipment is primarily sold to plants in Shanxi Province. Our dust collectors are sold to coking plants and power stations throughout China. Our rolled rings are currently sold to companies in Luoyang, a city in Henan Province. No part of our business in the electrical power equipment segment is dependent on a single customer or a few customers, the loss of which would seriously harm our business, or on contracts or subcontracts that are subject to renegotiation or termination by a governmental agency.

Growth Strategy; Rolled Rings

Our experience in manufacturing auxiliary electrical equipment has provided us with the ability to explore other opportunities in the power generation industry. Specifically, we have focused our efforts on applying our manufacturing know-how to the development of equipment for “green” - or environmental-friendly - power generation. In 2006, China’s total power generation capacity surpassed 622 gigawatts, an increase of 100 gigawatts from 2005, making China the second-largest power generator and the fastest-growing power generation market in the world. According to the International Energy Agency, China is expected to invest a total of nearly US$2 trillion in electricity generation, transmission, and distribution over the next 30 years to meet rapidly growing electricity demand.  Half of that investment will be in power generation, while the other half will go to transmission and distribution.  Currently, energy from coal and oil comprises approximately 78% of China’s generating capacity, while hydropower provides approximately 21% and nuclear power less than 1.6% of total capacity.  With the dwindling supply of fossil fuels for power generation, and with the negative environmental effects of coal-burning, the Chinese government is encouraging alternative forms of power supply, such as hydropower, wind power and solar power.  China’s Eleventh Five-Year Plan provides an “alternative energy strategy,” which aims to increase the country’s renewable energy supply to 15% of China’s energy needs by 2020.

We initially looked at two alternative power generation technologies: waste-to-energy and wind power. Generating electricity by incinerating solid waste is attractive because the technology is suitable for dense population areas where land is often scarce, and offers a clean method for waste disposal. We entered into a cooperation agreement with Beijing China Sciences General Energy & Environmental Co., Ltd., an affiliate of the Chinese Academy of Sciences, to develop waste-to-energy technology that is both viable and environmentally friendly. Because waste-to-energy technology is still in its nascent stage, we have recently elected to discontinue further efforts toward this technology, and we are now focusing on wind power for growth in our electrical equipment business.

Wind-power generation is a mature technology that is embraced in China. Current PRC government guideline mandates that 30,000 megawatts of wind power be installed by 2020. The Brussels-based Global Wind Energy Council reported that in 2006, China added nearly 1350 megawatts of wind-generated electricity, doubling its wind capacity. Moreover, the Chinese government has mandated that 70 percent of wind components be sourced domestically by 2010.

Our rolled rings are essentially hollow cylindrical sections forged from a stainless steel stock piece with varying thickness and height. The rings are called rolled rings in reference to our forging process. Forging is a manufacturing process where metal is pressed, pounded or squeezed under great pressure into high strength parts known as forging. Rolled ring forging turns a hollow round piece of metal under extreme pressure against a rotating roller, thereby squeezing out a single-piece ring without any welding required.

Rings can also be manufactured through machining or casting. We believe that the forging provides increased strength and flexibility of the finished product. A ring’s strength dictates its fatigue resistance, and is determined by the orientation of the grain flow of the ring’s metal material. Unlike the machining process, which creates a unidirectional grain flow, or the casting process, which creates no grain flow, the forging process causes alignment and orientation of the grain flow in a direction creating maximum strength, thereby assuring maximum fatigue resistance. This high strength property also reduces sectional thickness and overall weight of the right without compromising the overall integrity of the finished product.

High tangential strength and ductility make forged rings well-suited for torque- and pressure-resistant components, such as gears, engine bearings for aircraft, wheel bearings, couplings, rotor spacers, sealed discs and cases, flanges, pressure vessels and valve bodies. As such, rolled rings have a wide variety of applications. Presently, the majority of Chinese rolled ring producers rely on technologies such as the steam hammer and friction press, which consume large amounts of energy and cause pollution, and which, we believe, generate a less desirable product.

Yaw bearings, which are found in every wind turbine, are made from rolled rings. Essentially, a yaw bearing is a large ring with teeth, all of which are either pointing outward or inward. The teeth allow the yaw bearing to engage with a smaller wheel attached to the yaw motor. The yaw motor turns the wind turbine so that the rotor (to which blades are attached) faces the wind in order to optimize electricity generation. The yaw bearing is used by the yaw motor to turn the wind turbine.

During the first half of 2007, we began supplying rolled rings that are made to our specifications by contract manufacturers to companies in the domestic wind power industry, as well as railway and heavy vehicle manufacturing companies. Currently, have contracts to supply rolled rings to Luoyang Shengjia Bearing Co., Ltd., Luoyang Special Large-Size Bearing Co., Ltd., Luoyang Forged Bearings Co., Ltd., Luoyang Xinqianglian Bearings Co., Ltd. and Luoyang UBT Bearing and Machinery Co., Ltd.

We have also devoted a workspace of approximately 108,000 square feet at our Wuxi facilities to set up our own rolled ring manufacturing operation, which we plan to develop and expand in three phases. We have launched the first phase of our plan and are in the process of acquiring and installing manufacturing equipment. Upon completion of this initial phase, which is expected by October 2008, we anticipate that we will have the capacity to manufacture rolled rings up to five meters in diameter, using the axial closed-die rolling technology. Rolled rings manufactured using this method are characterized by high level of precision and surface smoothness, thereby minimizing post-production cutting and finishing work, as well as high level of structural strength and flexibility. Moreover, by the use of such advanced technology, we estimate that we will be able to save approximately 35% in materials versus other, more traditional, ring manufacturing techniques. We are also planning to have the capacity, upon completion of phase one, to manufacture shafts weighing up to 40 tons and measuring up to two meters in diameter, using the cross wedge rolling technique. Shafts are used by wind turbine makers to connect the wind turbine rotor to the gear box (a main shaft), and the gear box to the power generator (a small shaft). Compared to traditional methods of forging, cutting and forming shaft-type structures, the cross wedge rolling technique is highly efficient and inexpensive. More importantly, shafts formed by this technology have high quality, with surface that requires virtually no additional processing after formation.

For the second phase of our plan, we will continue to develop our manufacturing techniques and are planning to achieve capacity to produce forged rolled rings of up to six meters in diameter and shafts of up to 150 tons in weight. Concurrently, we will acquire the equipment necessary to produce yaw bearings from our rolled rings. Our goal for the third phase of our plan is to have the manufacturing capacity, at completion, to produce forged rolled rings and yaw bearings of up to eight meters in diameter and up to 150 tons in weight, and shafts of up to 500 tons in weight, to suit different applications and purposes.

We plan to deploy technology that will enable the high level of automation necessary for our intended manufacturing process. To that end, we have already acquired a state-of-the-art heat treatment value simulation software developed by the Forging Technology Section of the Mechanical Engineering Institute, a research organization. We are preparing to acquire a 4,500-ton oil press for the first phase of our plan, and plan to acquire a 6,000-ton oil press for the second phase and a 12,500-ton hydraulic press for the third phase.

Competition

We believe that China’s continuing reliance on coal combined with the mandates of the National Action Plan on Climate Change is driving the demand for auxiliary electrical power equipment like ours, which in turn is attracting many companies to the industry, including international companies such as Australia’s Waterco Co. and the European conglomerate Suez Co., and domestic manufacturers such as Harbin Hydrogen Control Equipment Industrial Co. and Shanghai Taixin Environmental Equipment Co., Ltd. Many of these companies have research and development capabilities and are funding sources that are superior to ours.

Despite the short period time since we started producing rolled rings, we do not presently have many competitors domestically. Our precision forging techniques combined with our advanced manufacturing facilities and equipment produce rolled rings that very few Chinese companies can currently replicate. We are currently aware that Henan Liukuang Group and Shanghai Heavy Machinery Factory are competing makers of rolled rings. For a discussion of certain risks we face from competition, see the section entitled “Risk Factors” beginning on page 17.

Source of Supply

The main component of all of our products, in both our dyeing and finishing and electric power equipment divisions is stainless steel. We purchase stainless steel tubes from Wuxi City Zhongtian Stainless Steel Co., Ltd., stainless steel plates from Wuxi City Fanshun Materials Co., Ltd., and stainless steel casings from Jiangyin Tongqing Machinery Manufacturing Co., Ltd. While we do not have long-term contracts with these suppliers, we have extensive business relationship with them, and these companies have generally met our supply requirements. The price of stainless steel in China, while unstable, has generally been favorable to us as supply continues to exceed demand. However, we cannot guarantee that the present conditions of the stainless steel market will maintain. Any significant rise in the price of or demand for stainless steel could have an adverse affect on our results of operations.

Other materials needed to our manufacturing needs, such as stainless steel tubes, stainless steel planks and transducers, are relatively easy to purchase from multiple vendors and we intend to work with two to three vendors to ensure the best pricing and quality of these supplies.

Research and Development

To date, we have not incurred significant research and development expenses in our business. Our research and development staff consists of nine technical employees who work on product development. We work with both private-sector companies and public-sector entities in our research and development. We plan to invest in research and development to create and develop new products in both of our operating segments. We presently have a long-term cooperation agreement with Shanxi Province Coking Design Research Institute to develop next-generation coking and desulfurization equipment with emphasis on environmentally-friendly features. The research and development activities are performed by the Institute’s personnel. The Institute will develop the equipment, to which we will have the exclusive manufacturing and distribution rights. If we elect to exercise these rights, we will then enter into a separate agreement with the Institute concerning revenue sharing for the particular equipment. If we do not exercise our exclusive right, we will have no other obligations to the Institute under the cooperation agreement.

For our dye machine business, we are currently working on the development an air-stream based dye machine that can: (i) reduce consumption of steam and cooling water, thereby reduce waste, (ii) increase the speed for application of dye fluid and the number of dye applicators, thereby promoting efficiency and reducing energy consumption; (iii) reduce potential damage to a textile through use of air streams to move the textile during the dye process; (iv) maintain a textile’s ideal piling density through use of basket-style structure; and (v) be readily switched to a fluid-based mode of operation as required by an end-user where a particular textile requires washing and rinsing during the dye process. However, we cannot assure you that we will be able to develop equipment that meets any or all of these applications.

In our electric power equipment segment, we are working to complete setting up our rolled ring manufacturing operation, and will concentrate our research and development efforts on developing enhancement of rolled rings and related products principally for the wind power industry.

Government Regulations

Environmental Regulations

Our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, and we use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our operations. As a result, we are required to comply with all national and local regulations regarding protection of the environment. Our operations are subject to regulations promulgated by China’s Environmental Protection Administration, Jiangsu Province Environmental Protection Administration and the Wuxi City Environmental Administration. We are also subject to periodic monitoring by local environmental protection authorities in Wuxi. We have installed various types of anti-pollution equipment in our facilities to reduce, treat, and where feasible, recycle the wastes generated in our manufacturing processes. We believe that our manufacturing facilities and equipment are in substantial compliance with all applicable environmental regulations. Based on the requirement of present law, additional measures to maintain compliance are not expected to materially affect our capital expenditures, competitive position, financial position or results of operations.

The PRC has expressed a concern about pollution and other environmental hazards. Although we believe that we comply with current national and local government regulations, if it is determined that we are in violation of these regulations, we can be subject to financial penalties as well as the loss of our business license, in which event we would be unable to continue in business. Further, if the national or local government adopts more stringent regulations, we may incur significant costs in complying with such regulations. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

Regulations Governing Electrical Equipment

Our products are subject to regulations that pertain to electrical equipment, which may materially adversely affect our business. These regulations influence the design, components or operation of our products. New regulations and changes to current regulations are always possible and, in some jurisdictions, regulations may be introduced with little or no time to bring related products into compliance with these regulations. Our failure to comply with these regulations may restrict our ability to sell our products in the PRC. In addition, these regulations may increase our cost of supplying the products by forcing us to redesign existing products or to use more expensive designs or components. In these cases, we may experience unexpected disruptions in our ability to supply customers with products, or we may incur unexpected costs or operational complexities to bring products into compliance. This could have an adverse effect on our revenues, gross profit margins and results of operations and increase the volatility of our financial results.

Business License

Green Power and both of the Huayang Companies have been issued business licenses with the appropriate municipal and provincial governments which specifically authorize the companies to operate their respective businesses. All of these business licenses, which are subject to annual review by the issuing agencies, are current as of the date of this prospectus. No additional approval or license is required for the manufacturing and sale of the textile dyeing and finishing machines, the auxiliary electrical power equipment or the rolled rings.

Circular 106 Compliance and Approval

On May 31, 2007, the SAFE issued an official notice known as “Circular 106,” which requires the owners of any Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. Accordingly, in early September 2007, the owners of 100% of the equity in the Huayang Companies, namely Jianhua Wu and Lihua Tang, submitted their application to SAFE. On September 19, 2007, SAFE approved their application, permitting these Chinese nationals to establish an offshore company, Fulland, as a “special purpose vehicle” for any foreign ownership and capital raising activities by the Huayang Companies.   After SAFE’s approval, Mr. Wu and Ms. Tang became the majority owners of Fulland on October 11, 2007.

Intellectual Property Rights

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. We have received one patent in China in connection for one of our textile dyeing machines, valid for a period of 10 years ending April 28, 2009, and we intend to apply for more patents to protect our core technologies. We also have confidentiality and non-competition policies in place as part of our company employment guideline which is given to each employee, and we enter into nondisclosure agreements with third parties. However, we cannot assure you that we will be able to protect or enforce our intellectual property rights.

Employees

As of December 31, 2007, we had a total of approximately 150 employees, all of which were full-time employees. Of these, 120 are in the dye machine segment, including three management personnel, six technicians, twelve sales representatives, four accounting and finance personnel, three purchasing agents, six quality control personnel and 86 workers. The remaining 40 employees are with our electrical equipment operations, including three engineers, two quality control personnel, four sales persons, three administrative staff, and 28 other workers. Nine of our engineers and technical personnel are involved in research and development activities.

We our required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, in accordance with relevant regulations. In the last two fiscal years, we contributed, in the aggregate, approximately $18,600 and approximately $22,700 for the fiscal years ended December 31, 2006 and 2005, respectively. We expect the amount of contribution to the government’s social insurance funds to increase in the future as we expand our workforce and operations.

All of these employees are members of a union, organized by the Union for Huishan District, Wuxi City as mandated by the PRC Union Law. Neither we nor any of our affiliates have experienced a work stoppage. Management believes that our relations with our employees are good.

Property

Our main office and our manufacturing facilities are located in Wuxi, China, on approximately 215,000 square feet. We have been issued a land use right certificate for the land until April 19, 2010 by the municipal government of Wuxi City, which may be renewed. We currently have seven buildings on the property as follows: office building, warehouse, raw material processing hall, metal processing hall, assembling hall, laboratory and quality control, and guard house. We believe that our existing facilities are well maintained and in good operating condition.

In addition, in 2003, we leased a plot of land approximately 31 Chinese acres (5.1 U.S. acres) from the local government of the Town of Chienzhou in Wuxi City. The lease is for fifty years, until October 29, 2053, and the lease is a one-time payment of approximately $500,000, which has been paid. This property is presently vacant, but will facilitate our expansion plans in the future.

In connection with the expansion of our electrical equipment division to develop and market rolled rings and related equipment to the wind power industry, we are acquiring newly-constructed buildings and the related land use rights from Wuxi Huayuang Boiler Company, Ltd., in which we holds a 33% interest, for $11.9 million. As of September 30, 2007, we had made payments of $5.9 million, which are classified as deposits on long-term assets on the balance sheet. The remaining balance of $6.0 million is due in the first quarter of 2008.

Legal Proceedings

We know of no material, existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our company.

MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

 Overview

Prior to November 13, 2007, we were a public reporting blind pool company with no assets. On November 13, 2007, we executed and completed the transactions contemplated by the share exchange agreement with Fulland and its stockholders and Synergy, which was then principal stockholder. Pursuant to the share exchange agreement, simultaneously with the November 2007 private placement, (i) we issued 36,577,704 shares of common stock to the former stockholders of Fulland and (ii) purchased 8,006,490 shares of common stock from Synergy for $625,000 and cancelled such shares. The $625,000 payment was made from the proceeds of the financing.

Fulland conducts its business operations through its wholly-owned subsidiary, Greenpower, in the PRC as a wholly owned foreign limited liability company. Greenpower, through the Huayang Companies, is engaged in the design and manufacture of ring work steel pieces, sewage-treatment equipment and related parts or fittings and the sale of such product and relevant consulting services or post-sale services. Greenpower operates and controls the Huayang Companies through contractual arrangements. Fulland used the contractual arrangements to acquire control of the Huayang Companies, instead of acquiring the business of Huayang Companies in order not to violate the laws of the PRC which significantly restrict a PRC company from selling its assets to a foreign entity other than for cash and otherwise impose restriction on foreign investment in PRC companies.

The acquisition of Fulland was accounted for as a reverse merger because, on a post-merger basis, the former shareholders of Fulland held a majority of the outstanding common stock of the Company on a voting and fully-diluted basis. As a result of the share exchanges, Fulland was deemed to be the acquirer for accounting purposes. Accordingly, the financial statement data presented are those of Fulland (including the Huayang Companies) for all periods prior to our acquisition of Fulland on November 13, 2007, and the financial statements of the consolidated companies from the acquisition date forward.

We are not engaged in any business or operations other than pursuant to the business conducted by the Huayang Companies. As such, we are completely dependent on the contractual arrangements. As described in the financial statements included in this prospectus, the assets and liabilities at September 30, 2007 and the results of operations for the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006 and 2005 are those of the Huayang Companies. All of those assets and operations are located in the PRC and the contractual arrangements are subject to interpretation and enforcement under the laws of the PRC. If we are unable to enforce any legal rights we may have under these contracts or otherwise, our ability to conduct our business is in jeopardy. In addition, the terms of these contracts expire in November 2016 and there are no assurances these agreements will be renewed. If the contractual arrangements with the Huayang Companies are not renewed or are significantly modified, unless we have expanded our business and operations, of which there are no assurances, we will in all likelihood be forced to cease our operations. Further, changes in the laws of the PRC may affect our ability to conduct our business in the present manner and may affect our ability to continue operating under the contractual arrangements with the Huayang Companies.

Through September 30, 2007, and continuing thereafter, our revenues have been derived from two unrelated businesses - the manufacturing of dyeing and finishing equipment and the manufacture of electrical power equipment. We market products from these two segments with independent marketing groups to different customer bases. The dyeing and finishing equipment business has been the principal source of our revenues and operating income, accounting for 83.3% of revenues and 89.3% of operating income in the nine months ended September 30, 2007, 81.8% of revenues and 81.3% of operating income in the year ended December 31, 2006, and 96.3% of revenues and 100% of operating income in the year ended December 31, 2005. Substantially all of our sales of these products are made to companies in the PRC. As a result, we are dependent upon the continued growth of the textile industry in the PRC. To the extent that growth in this industry stagnates in the PRC, whether as a result of export restrictions from countries such as the United States, who are major importers of Chinese-made textiles, or shifts in international manufacturing to countries which may have a lower cost than the PRC or overexpansion of the Chinese textile industry, we will have more difficulty in selling these products in the PRC, and we may have difficulty exporting our equipment. Further, as the textile industry seeks to lower costs by purchasing equipment that uses the most technological developments to improve productivity, reduce costs and have less adverse environmental impact, if we are not able to offer products utilizing the most current technology, our ability to market our products will suffer. Although we seek to work with our customers in designing equipment to meet their anticipated needs, we cannot assure you that we will be able to develop products and enhancements that are required or desired by the industry.

In our electrical power equipment division, we manufacture specialty equipment used in the production of coal-generated electricity. In 2007, we commenced the manufacturing of rolled rings as part of our electrical power equipment division. Revenues from our electrical power equipment division accounted for accounting for 16.7% of revenues and 10.7% of operating income in the nine months ended September 30, 2007, 18.2% of revenues and 18.7% of operating income in the year ended December 31, 2006, 3.7% of revenues and no portion of operating income in the year ended December 31, 2005. During the nine months ended September 30, 2007, we began to generate revenues from the sale of rolled rings for the wind power industry. These activities accounted for 3.3% of revenues in the nine months ended September 30, 2007. Revenues from the electrical power equipment division were not significant for the nine months ended September 30, 2006. We market the electrical power equipment to operators of coal-fired electricity generation plants. Our ability to market these products is dependent upon the continued growth of coal-generated power plants and our ability to offer products that enable the operators of the power plants to produce electricity through a cleaner process than would otherwise be available at a reasonable cost. To the extent that government regulations are adopted that require the power plants to reduce or eliminate polluting discharges from power plants, our equipment would need to be designed to meet such requirements. Rolled rings, which are manufactured by this division, can be used in a number of industries. We have constructed a manufacturing facility, which is designed to manufacture rolled rings for use in windmills. Using the proceeds from our November 2007 financing, we intend to increase our capacity to manufacture components in our rolled ring operations for use in the wind power industry. Wind power accounts for an insignificant percentage of the power generated in the PRC, and our ability to market to this segment is dependent upon both the growth of the acceptance of wind power as an energy source in the PRC and the acceptance of our products. We expect the most significant cash expenditure that we will incur before we can generate significant revenues from wind power business segment is the acquisition of newly-constructed buildings and the related land use rights from Wuxi Huayang Boiler Company, Ltd., in which we hold a 33% interest, for $11.9 million. As of September 30, 2007, we had made payments of $5.9 million, which are classified as deposits on long-term assets on the balance sheet. The remaining balance of $6.0 million is due in the first quarter of 2008.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Reverse Acquisition

On November 13, 2007, we acquired Fulland in a transaction in which we issued 36,577,704 shares of common stock to the former stockholders of Fulland and purchased 8,006,490 shares of common stock from our then-principal stockholder and cancelled such shares. The exchange was treated as a recapitalization that gave effect to the share exchange agreement discussed above. Under generally accepted accounting principles, our acquisition of Fulland is considered to be capital transactions in substance, rather than a business combination. That is, the acquisition is equivalent to the acquisition by Fulland of us, with the issuance of stock by Fulland for the net monetary assets of the Company. This transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, our historical financial statements are those of the Fulland, which is treated as the acquiring party for accounting purposes. Since Fulland and Greenpower has not been engaged in any business activities, our financial statements for periods prior to the closing of the reverse acquisition reflect only business of the Huayang Companies. The financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, the 36,577,704 shares of common stock issued to the former Fulland stockholders are deemed to be outstanding from December 31, 2004.

Variable Interest Entities

Pursuant to FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51, we are required to include in our consolidated financial statements the financial statements of variable interest entities. FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity or is entitled to receive a majority of the variable interest entity’s residual returns. Variable interest entities are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity. As a result of our contractual agreements Dyeing and Electric, whereby we are entitled to the profit of Dyeing and Electric and we have other rights with respect to Dyeing and Electric, both of these companies are variable interest entities, and their financial statements are consolidated with ours.

Inventories

Inventories, consisting of raw materials and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Useful Life
Building and building improvements	20 - 40	Years
Manufacturing equipment	10 - 15	Years
Office equipment and furniture	5-8	Years
Vehicle	5	Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Long-lived assets are reviewed periodically, or more often if circumstances dictate, to determine whether their carrying value has become impaired. We consider assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. We also re-evaluate the amortization periods to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Intangible assets

There is no private ownership of land in the PRC. All land in the PRC is owned by the government and cannot be sold to any individual or company. The government grants a land use right which permits the holder of the land use right to use the land for a specified period. Our land use rights were granted with a term of 50 years. Any transfer of the land use right requires government approval. We have recorded as an intangible asset the costs paid to acquire a land use right. The land use rights are amortized on the straight-line method over the term of the 50 year term of the land use right.

Purchased technological know-how includes secret formulas, manufacturing processes, technical, procedural manuals and the certificate of drugs production and is amortized using the straight-line method over the expected useful economic life of five years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret in accordance with the agreement between us and the selling parties.

Our intangible assets are reviewed periodically or more often if circumstances dictate, to determine whether their carrying value has become impaired. We consider assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. We also re-evaluate the amortization periods to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Revenues recognition

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. We recognize revenues in accordance with the SEC Staff Accounting Bulletin (SAB) No. 101, “Revenues Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), and Statement of Financial Accounting Standards (SFAS) No. 48 “Revenues Recognition When Right of Return Exists.” SAB 104 states that revenues should not be recognized until it is realized or realizable and earned. In general, we record revenues when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

We have no contractual obligation to accept returns. However, on a case by case negotiated basis, we may permit customers to return their products. To date, we have not had to accept any returns. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 48, “Revenues Recognition when the Right of Return Exists,” revenues is recorded net of an allowance for estimated returns. Such reserves are based upon management’s evaluation of historical experience and estimated costs. The amount of the reserves ultimately required could differ materially in the near term from amounts included in the consolidated financial statements.

Shipping and handling

Shipping and handling costs related to costs of goods sold are included in costs of goods sold. We install and setup equipment for our customers at their facilities.

Research and development

Research and development costs are expensed as incurred, and are included in general and administrative expenses. These costs primarily consist of cost of material used and salaries paid for the development of the Company’s products and fees paid to third parties. Our total research and development expense through September 30, 2007 has not been significant.

Income taxes

The Company is governed by the Income Tax Law of the PRC. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Value added tax

Enterprises or individuals who sell products, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with Chinese laws. The value added tax standard rate is 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products, raw materials used in the production of the Company’s finished products, and payment of freight expenses can be used to offset the VAT due on sales of the finished product. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company paid VAT and business tax based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenues are recognized, and there may be a considerable delay between the date on which the revenues are recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenues are recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes that are determined to be late or deficient. In the event that a tax penalty is assessed on late or deficient payments, the penalty will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157,“Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2,“Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5,“Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP. Accordingly, adoption of the FSP had no effect on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company is currently evaluating the effect of this pronouncement on financial statements.

Results of Operations

Nine months ended September 30, 2007 and 2006

The following table sets forth the results of our operations for the periods indicated as a percentage of total net sales:

	Nine Months Ended September 30,
	2007		2006
	Dollars	Percent	Dollars	Percent
Revenues	$16,589,475	100.00%	$12,344,395	100.00%

Cost of sales	11,831,546	71.32%	8,830,941	71.54%

Gross profit	4,757,929	28.68%	3,513,454	28.46%

Selling, general and administrative expenses	773,981	4.66%	769,956	6.23%

Income from operations	3,983,948	24.01%	2,744,498	22.23%

Other income (expenses)	6,740,454	40.63%	(5,515)	(0.04)%

Income before provision for income taxes	10,724,402	64.65%	2,738,983	22.19%

Provision for income taxes	1,315,094	7.93%	913,397	7.40%

Net income	9,409,308	56.72%	1,825,586	14.79%

Other comprehensive income	523,986	3.16%	226,670	1.84%

Comprehensive income	$9,933,294	59.88%	$2,052,256	16.63%

The following table sets forth information as to the gross margin for our two lines of business for the nine months ended September 30, 2007 and 2006.

	Nine Months Ended September 30,
	2007	2006
Dyeing and finishing equipment:
Revenues	$14,487,221	$12,159,238
Cost of sales	10,259,754	8,653,159
Gross profit	4,227,467	3,506,079
Gross margin	29.18%	28.83%

Electric power equipment:
Revenues	$2,102,254	$185,157
Cost of sales	1,571,792	177,782
Gross profit	530,462	7,375
Gross margin	25.23%	3.98%

Revenues. During the nine months ended September 30, 2007, we had revenues of $16,589,475, as compared to revenues from sales of $12,344,395 for the nine months ended September 30, 2006, an increase of $4,245,080 or 34.4%. The overall increase in total revenues was attributable to development of our electric power equipment division from $185,157 for the nine months ended September 30, 2006 to $2,102,254 for the nine months ended September 30, 2007. This increases resulted from revenues from large orders for coker equipments and introduction of new line of products such as large-scaled wind-powered electricity engine rings that are three meters in diameter. Our revenues from dyeing and finishing equipment increased $2,327,983, or 19.1%, from $12,159,238 for the nine months ended September 30, 2006, to $14,487,221 for the nine months ended September 30, 2007. This increase resulted from the effects of our marketing efforts both to develop new customers and make follow-on sales to existing customers.

Cost of sales. Cost of sales for the nine months ended September 30, 2007 increased $3,000,605 or 33.98%, from $8,830,941 for the nine months ended September 30, 2006 to $11,831,546 for the nine months ended September 30, 2007. Cost of goods sold for Dyeing was $10,259,754 for the nine months ended September 30, 2007 as compared to $8,653,159 for the nine months ended September 30, 2006, representing 70.8% and 71.2% of revenues, respectively. Cost of goods sold for Electronic was $1,571,792 for the nine months ended September 30, 2007 as compared to $177,782 for the nine months ended September 30, 2006, representing 74.8% and 96.0%, respectively.

Gross profit. Gross profit was $4,757,929 for the nine months ended September 30, 2007 as compared to $3,513,454 for the nine months ended September 30, 2006, representing gross margins of 28.68% and 28.46%, respectively. Gross profit for Dyeing was $4,227,467 for the nine months ended September 30, 2007 as compared to $3,506,079 for the nine months ended September 30, 2006, representing gross margins of 29.2% and 28.8%, respectively. The increase in our gross profits was immaterial and attributable to normal fluctuations. Gross profit for Electronic was $530,462 for the nine months ended September 30, 2007 as compared to $7,375 for the nine months ended September 30, 2006, representing gross margins of 25.2% and 4.0%, respectively. The increase in our gross profits was mainly due to significant increase in electronic sales while we are focusing on this segment of our business and we are dedicated to maximizing our revenues in our wind power segment. During the nine months ended September 30, 2006, our revenues from Electronic was insignificant and we were not able to implement any manufacturing efficiencies.

Selling, general and administrative expenses. Selling, general and administrative expenses totaled $773,981 for the nine months ended September 30, 2007, as compared to $768,956 for the nine months ended September 30, 2006, an increase of $5,025 or 0.65%.

Other income (expenses). Our other expenses consisted of financial expenses and non-operating expenses. We had other income of $6,740,454 for the nine months ended September 30, 2007 as compared to other expenses $5,515 for the nine months ended September 30, 2006, a difference of $6,745,969. Other income for the nine months ended September 30, 2007 reflects the reversal of tax accrual previously made as the result of the grant by the local tax agency to the Huayang Companies of a special tax exemption and release from any unpaid corporate income tax and value added tax liabilities and any related penalties through September 30, 2007. This waiver covered all tax reporting periods through September 30, 2007. Total tax waiver for the nine months ended September 30, 2007 is summarized as follows:

September 30, 2007
VAT tax exemption	$2,527,183
Income tax exemption	4,206,021
Others	38,238
Total	$6,771,442

Net income. As a result of the factors described above, our net income for the nine months ended September 30, 2007 was $9,409,308, or $.26 per share (basic and diluted), as compared to $1,825,586, or $.05 per share (basic and diluted) for the nine months ended September 30, 2006.

Years Ended December 31, 2006 and 2005.

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year Ended December 31,
	2006		2005
	Dollars	Percent	Dollars	Percent
Revenues	$18,198,810	100.0%	$12,082,376	100.0%

Cost of sales	12,758,065	70.1%	8,863,823	73.4%

Gross profit	5,440,745	29.9%	3,218,553	26.6%

Selling, general and administrative expenses	761,367	4.2%	825,244	6.8%

Research and development	0	0.0%	0	0.0%

Income from operations	4,679,378	25.7%	2,393,309	19.8%

Other expenses	(5,465)	0.0%	(22,036)	0.2%

Income before provision for income taxes	4,673,913	25.7%	2,371,273	19.6%

Provision for income taxes	1,542,391	8.5%	789,218	6.5%

Net income	3,131,522	17.2%	1,582,055	13.1%

Other comprehensive income	223,055	1.2%	108,493	0.9%

Comprehensive income	$3,354,577	18.4%	$1,690,5482,055	14.0%

The following table sets forth information as to the revenues, gross profit and gross margin for our two lines of business for the years ended December 31, 2006 and 2005.

	Year Ended December 31,
	2006	2005
Dyeing and finishing equipment
Revenues	$14,877,367	$11,634,985
Cost of sales	10,331,383	8,472,445
Gross profit	4,545,984	3,162,540
Gross margin	30.56%	27.18%

Electric power equipment
Revenues	$3,321,443	$447,391
Cost of sales	2,426,682	391,378
Gross profit	894,761	56,013
Gross margin	26.94%	12.52%

Revenues. During the year ended December 31, 2006, we had revenues of $18,198,810 as compared to revenues of $12,082,376 for the year December 31, 2005, an increase of 50.6%. This increase is attributable to an increase in the sale of dye machinery of $3,242,382 or 27.9% and an increase in the sale of electrical power equipment of $2,874,052 or 642.4%. During 2005, we had just commenced sales of electrical power equipment, and our revenues from that division were not significant. The increase in revenues in that division reflected our ability to market our products.

Cost of sales. Cost of sales for 2006 increased $3,894,242 or 43.9%, from $8,863,823 for the year ended December 31, 2005 to $12,758,065 for the year ended December 31, 2006. The cost of sales reflected the increases in sales in both divisions. Since the sales volume for 2006 increased significantly from 2005, we were able to improve our manufacturing efficiencies which reduced the cost of sales as a percentage of revenues for this division.

Gross profit. Gross profit was $5,440,745 for the year ended December 31, 2006 as compared to $3,218,553 for the year ended December 31, 2005, resulting in gross margins of 29.9% and 26.6% or revenues, respectively. The increase in our gross profits was mainly due to an increase in sales and manufacturing efficiencies which affected both of our divisions.

Depreciation expense. Depreciation expenses totaled $267,130 for the year ended December 31, 2006, as compared to $255,260 for the year ended December 31, 2005, an increase of $11,870 or 4.7%.

Selling, general and administrative expenses. Selling, general and administrative expenses totaled $494,237 for the year ended December 31, 2006, as compared to $569,984 for the year ended December 31, 2005, a decrease of $75,747 or 13.3%. This decrease is primarily attributable to increased operating efficiencies.

Other expenses. Other expenses, representing primarily interest expense net of interest income, was not significant in either year. We had other expenses of $5,465 for the year ended December 31, 2006 as compared to $22,036 for the year ended December 31, 2005, a decrease of $16,571 or 75.2%. The decrease in other expenses is mainly due to an increase in interest income of $7,514 offset by a decrease in interest expense of $9,057 due to a decrease in borrowings.

Net income. For the reasons described above, our net income for the year ended December 31, 2006 was $3,131,522 or $.09 per share (basic and diluted) as compared to $1,582,055 or $.04 per share (basic and diluted) for the year ended December 31, 2005.

Liquidity and Capital Resources

Our working capital position increased $3,634,055 to $3,496,562 at September 30, 2007 from a working capital deficit of $137,493 at December 31, 2006. This increase in working capital is primarily attributable to an increase in accounts receivable of $2,538,272, an increase in cash of $179,355, a decrease in VAT and service taxes payable and income taxes payable of $4,713,982 which related to a one-time tax exemption, and offset by a decrease in inventory of $483,537, a decrease in prepaid expenses and other of $70,686, an increase in short term bank loans of $281,352, an increase in accounts payable of $1,210,679, and an increase in accrued expense and advances from customers of $1,904,453.

Net cash provided by operating activities for the nine months ended September 30, 2007 was $6,184,985 as compared to net cash used in operating activities of $699,219 for the nine months ended September 30, 2006. For the nine months ended September 30, 2007, net cash provided by operating activities was primarily attributable to our net income of $9,409,308, increases in our accounts payable, accrued expenses, vat and service taxes payable, income taxes payable and advances from customers of $1,161,510, $22,058, $1,011,064, $957,899, and $1,830,260, respectively, and decreases in inventories and prepaid and other current assets of $426,386 and $72,686, respectively, offset by increase in accounts receivable, advances to suppliers, and non cash items of $2,538,272, $127,886, and $6,040,028, respectively. For the nine months ended September 30, 2006, net cash used in operating activities was attributable primarily to increases in our accounts receivables, inventories, and advanced to suppliers of $1,717,524, $420,986, and $87,155, respectively and decreases in accounts payable, accrued expenses, and advances from customers of $189,035, $1,829,448, and $514,002, respectively, and offset by increases in our taxes payables of $1,529,183, non cash item of $706,181, and net income of $1,825,586.

Net cash used by investing activities for the nine months ended September 30, 2007 amounted to $6,286,352 was primarily attributable to increase in deposit on long-term assets and due from related parties of $5,792,030 and $486,032, respectively. Net cash used in investing activities for the nine months ended September 30, 2006 amounted to $610,645 was primarily attributable to decrease in due from related parties of $636,238.

Net cash provided financing activities was $260,561 for the nine months ended September, 30, 2007 and was consisted of proceeds from loans payable. Net cash provided financing activities was $29,454 for the nine months ended September, 30, 2006 and was attributed to repayments to loans payable of $455,209 and offset by increase in related party advances of $484,663.

We reported a net increase in cash for the nine months ended September 30, 2007 of $179,355 as compared to a net decrease in cash of $55,322 for the nine months ended September 30, 2006.

In connection with the expansion of our electrical equipment division to develop and market rolled rings and related equipment to the wind power industry, we are acquiring newly-constructed buildings and the related land use rights from Wuxi Huayang Boiler Company, Ltd., in which we holds a 33% interest, for $11.9 million. As of September 30, 2007, we had made payments of $5.9 million, which are classified as deposits on long-term assets on the balance sheet. The remaining balance of $6.0 million is due in the first quarter of 2008.

Subsequent to September 30, 2007, we raised gross proceeds of $5,525,000 from the sale of our 3% notes in the principal amount of $5,525,000. The notes are automatically converted into an aggregate of 14,787,135 shares of series A preferred stock and warrants to purchase 11,176,504 shares of common stock at $0.58 per share, 5,588,252 shares of common stock at $0.83 per share, and 2,065,000 shares of common stock at $0.92 per share upon the filing of the restated certificate of incorporation which, among other changes, creates a class of preferred stock and gives the directors the power to create one or more series of preferred stock and creates the series A preferred stock.

The purchase agreement pursuant to which we issued the notes includes the following provisions.

•
We agreed to have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors within 90 days after the closing, which would be February 11, 2008. Failure to meet this date will result in liquidated damages commencing February 12, 2008, until the date on which the requirement is satisfied. Thereafter, if we do not meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason, this would result in the imposition of liquidated damages.

•
We agreed to have a qualified chief financial officer who may be a part-time chief financial officer until February 13, 2008. If we cannot hire a qualified chief financial officer promptly upon the resignation or termination of employment of a former chief financial officer, we may engage an accountant or accounting firm to perform the duties of the chief financial officer. In no event shall we either (i) fail to file an annual, quarter or other report in a timely manner because of the absence of a qualified chief financial officer, or (ii) not have a person who can make the statements and sign the certifications required to be filed in an annual or quarterly report under the Securities Exchange Act of 1934..

•
No later than February 11, 2008, we will have an audit committee comprised solely of not less than three independent directors and a compensation committee comprised of at least three directors, a majority of which shall be independent directors.

•
Liquidated damages for failure to comply with the preceding three covenants are computed in an amount equal to 12% per annum of the purchase price, up to a maximum of 12% of the purchase price, which is $663,000, which is payable in cash or series A preferred stock, at the election of the investors.

•
We and the investors entered into a registration rights agreement pursuant to which we agreed to file, by January 12, 2008, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants and to have the registration statement declared effective by June 11, 2008. Our failure to have the registration statement declared effective by June 11, 2008 and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 4,860 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,770,000 shares. The number of shares issuable per day is subject to adjustment if we cannot register all of the required shares as a result of the Securities and Exchange Commission’s interpretation of Rule 415. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement.

•	The investors have a right of first refusal on future financings.

•	Until the earlier of November 13, 2011 or such time as the investors shall have sold all of the underlying shares of common stock, we are restricted from issuing convertible debt or preferred stock.

•
Until the earlier of November 13, 2010 or such time as the investors have sold 90% of the underlying shares of common stock, our debt cannot exceed twice the preceding four quarters earnings before interest, taxes, depreciation and amortization.

•
We entered into an escrow agreement pursuant to which we Company issued our 3% convertible promissory note due March 31, 2008 in the principal amount of $3,000,000. Upon the filing of the restated certificate of incorporation and the certificate of designation relating to the series A preferred stock, this note will be automatically converted into 24,787,135 shares of series A preferred stock. The note and the series A preferred stock issuable upon conversion of the note are to be held in escrow subject to the following.

o
14,787,135 shares are held pursuant to the following provisions. If, for either the year ended December 31, 2007 or 2008, our pre-tax earnings per share are less than the target numbers, all or a portion of such shares are to be delivered to the investors. If, for either year, the pre-tax earnings are less then 50% of the target, all of the shares are to be delivered to the investors. If the shortfall is less than 50%, the number of shares to be delivered to the investors is determined on a formula basis.

o
The target number for 2007 is $0.08316 per share, and the target number for 2008 is $0.13131 per share. The per share numbers are based on all shares that are outstanding or are issuable upon exercise or conversion of all warrants or options, regardless of whether such shares would be used in computing diluted earnings per share under GAAP.

o
If we do not file our Form 10-KSB for either 2007 or 2008 within 30 days after the filing is required, after giving effect to any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934, any shares remaining in escrow shall be delivered to the Investors.

o
The remaining 10,000,000 shares of series A preferred stock are to be delivered to the investors in the event that, based on our audited financial statements for 2007 or 2008 we or certain affiliated companies owe any taxes to the PRC government or any authority or taxing agency of the PRC. For each $1.00 of such tax liability, four shares of series A preferred stock are to be delivered to the investors.

•
With certain exceptions, until the investors have sold all of the underlying shares of common stock, if we sells common stock or issues convertible securities with a conversion or exercise price which is less than the conversion price of the series A preferred stock, the conversion price of the series A preferred stock and the exercise price of the warrants is reduced to the lower price.

The warrants have a term of five years, and expire on November 13, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on November 13, 2007 in the case of the $0.58 warrants, and during the eighteen (18) period commencing on November 13, 2007 in the case of the $0.83 warrants and $0.92 warrants, and after these respective periods only if the underlying shares are not covered by an effective registration statement.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

At September 30, 2007, our contractual obligations consisted of $665,106, which represented bank loans that are due within one year. In addition, in connection with the expansion of our business to manufacture rolled rings, principally for the wind power industry, we entered into an agreement with a related party in which we have a 33% interest, to purchase buildings and land use rights for approximately $11.9, million, of which approximately $5.9 million has been paid the approximately $6.0 million is due during the first quarter of 2008. Since our obligations are denominated in RMB, any change in the exchange rate would affect the amount of the payment in United States dollars.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

Quantitative and Qualitative Disclosures about Market Risk

We do not use derivative financial instruments in our investment portfolio and we have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. However, in order to manage the foreign exchange risks, we may engage in hedging activities to manage our financial exposure related to currency exchange fluctuation. In these hedging activities, we might use fixed-price, forward, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities. At September 30, 2007, we had $600,745 in cash and cash equivalents. A hypothetical 2% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

Foreign Exchange Rates. All of our sales are denominated in Renminbi (“RMB”). As a result, changes in the relative values of U.S. Dollars and RMB affect our reported levels of revenues and profitability as the results are translated into U.S. Dollars for reporting purposes. In particular, fluctuations in currency exchange rates could have a significant impact on our financial stability due to a mismatch among various foreign currency-denominated sales and costs. Fluctuations in exchange rates between the U.S. dollar and RMB affect our gross and net profit margins and could result in foreign exchange and operating losses.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating business. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We recorded net foreign currency gains of $523,986 and $226,670 in the nine months ended September 30, 2007 and 2006, respectively. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future. As our sales denominated in foreign currencies, such as RMB and Euros, continue to grow, we will consider using arrangements to hedge our exposure to foreign currency exchange risk.

Our financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. The value of your investment in our stock will be affected by the foreign exchange rate between U.S. dollars and RMB. To the extent we hold assets denominated in U.S. dollars, including the net proceeds to us from this offering, any appreciation of the RMB against the U.S. dollar could result in a change to our statement of operations and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our stock.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors:

Name	Age	Position
Jianhua Wu	52	Chief executive officer, chairman of the board and director
Judy Ye	42	Chief financial officer and treasurer
Lihua Tang	53	Secretary and director
Xi Liu	40	Director
Shike Zhu	45	Director

Jianhua Wu, chief executive officer, chairman and a director since November 2007, founded both of the Huayang Companies and is presently the executive director and general manager of Huayang Dye, positions that he has held since September 2002. Mr. Wu is a certified mechanical engineer, and worked in such capacity prior to founding Huayang Dye Machine. Mr. Wu is the husband of Ms. Lihua Tang, our secretary and a director.

Judy Ye, chief financial officer joined China Wind Systems in February, 2008. Prior to joining China Wind Systems, Ms. Ye was the president of ARSY Consulting Ltd., where she was in charge of providing financial consulting services to clients as well as preparing their annual and quarterly financial reports filed with the SEC. Previously, Ms Ye worked as a Controller and Financial Advisor of Tengtu International Corporation, an online education platform company, which develops and sells e-learning software, computer systems, and educational materials to China’s Ministry of Education. Prior to that, Ms Ye worked as a Corporate Accountant at Bluenotes Canada, a subsidiary of American Eagle Outfitters, Inc. Ms. Judy Ye holds a MBA degree from Laurentian University, Ontario, Canada. Ms. Ye is also a CPA and a registered certified general accountant in Canada. Ms. Ye has working knowledge of US GAAP and is fluent in both Mandarin and English.

Lihua Tang, secretary and director since November 2007, is presently the executive director and general manager of Huayang Electric Equipment, and a director and deputy general manager of Huayang Dye in charge of personnel and procurement. Ms. Tang has held these positions since September 2002. Ms. Tang is a certified assistant mechanical engineer, and worked in such capacity before joining the Huayang Companies. Ms. Tang is the wife of Mr. Jianhua Wu, our chief executive officer. As secretary, Ms. Tang is not an executive officer.

Xi Liu has been a director since November 2007. Mr. Liu has extensive material engineering backgrounds, being a 1989 graduate of Jiangsu University of Technology with a degree in metal material and heat treatment, and having been trained at the Volvo facilities in Penta, Sweden in 1999. Immediately after graduating from the university, Mr. Fang worked at China FAW Group Corporation, the oldest and one of largest Chinese automakers, as an engineer, before leaving in 2005 as an assistant manager in the purchasing department of the Wuxi Diesel Engine Works plant. He then joined WAM Bulk Handling Machinery (Shanghai) Co., Ltd., part of the Italian industrial giant WAMGROUP, as a purchasing and sourcing manager.

Shike Zhu has been a director since November 2007. From 1998 to the present, Mr. Zhu has been a director at TianTai TianRi Rubber Products Co., Ltd. in Zhejiang Province. In addition, Mr. Zhu is the chairman of HuaiNan TianRui Goods & Materials Co., Ltd. in Anhui Province, a position he has held since 2003. Mr. Zhu is a graduate of Zhejiang TV University.

Board Committees; Director Independence

We do not have any audit, compensation or nominating committee. Our board, which presently has four members, performs the functions of these committees.

Under the terms of the securities purchase agreement relating to our November 2007 private placement, we agreed to form, by February 11, 2007, which is 90 days after the closing, an audit committee comprised solely of not less than three independent directors and a compensation committee comprised of not less than three directors, a majority of whom are independent directors. Further, if our board decides to form an executive or nominating committee or any other committee, we agreed that a majority of the members of such committee would be comprised of independent directors. If we do not comply with this obligation to have a majority of independent directors, or independent directors do not comprise all of the members of the audit committee and a majority of the members of the compensation committee or any other committee within the grace periods provided, we are obligated to pay to the investors, as liquidated damages, an amount equal to 12% per annum of the aggregate purchase price of the series A preferred stock under the securities purchase agreement, such payment to be based on the number of days that such condition exists. We presently do not have an “audit committee financial expert.”

We believe that Xi Liu and Shike Zhu would be considered to be independent directors under the Nasdaq listing requirements. Since we currently have two non-independent directors and two independent directors, we intend to seek and appoint a qualified candidate to fill a vacancy on the board as an additional independent director.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2006 by each person who served as our principal executive officer during 2006. Information relating Jianhua Wu reflects his compensation from the Huayang Companies.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Total
Bartley J. Loethen, former president and chief financial officer	2006	-0-	-0-	-0-	-0-
Jianhua Wu, current chief executive officer	2006	$3,610	-0-	-0-	$3,610
Adam Wasserman, former chief financial officer	2006	-0-	-0-	-0-	-0-

Mr. Loethen became our sole executive officer, serving as president, chief financial officer, treasurer and secretary from March 14, 2007 until the closing of the exchange agreement on November 13, 2007, when resigned from all of these positions.

The compensation for Mr. Wu is the compensation he received from the Huayang Companies during 2006. He became our chief executive officer on November 13, 2007. Since Mr. Wu was paid in RMB, his compensation is converted into dollars in the manner reflected in our financial statement.

Mr. Wasserman became chief financial officer on November 13, 2007. During 2006, he did not receive any compensation from either us or the Huayang Companies.

Grants of Plan-Based Awards

We do not have any option or equity based incentive plan. Accordingly, none of our officers or directors held any options at December 31, 2007 or 2006.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Employment Agreements

The following disclosure sets forth certain information regarding written employment agreements with our current executive officers:

We have an employment agreement with Judy Ye, our chief financial officer. Under the terms of the Employment Agreement, Ms. Ye is appointed Chief Financial Officer of China Wind Systems for a term (“Term”) of twenty-four months, at the end of which the Employment Agreement is terminated automatically unless upon terms to be negotiated and mutually agreed to by the parties. Additionally, Ms. Ye is to receive an annual salary of $85,000 and, at the discretion of our Board, may be eligible for an annual bonus which amount, if any, and payment will be determined by the Board. Ms. Ye is also granted options to purchase shares of China Wind Systems’ common stock. In connection therewith, Ms. Ye entered into a Stock Option Agreement with us, described below. Further, the Employment Agreement provides Ms. Ye with the right to participate in any employee benefit plans that we may establish.

Director Compensation

We do not have any agreements or formal plan for compensating our directors for their service in their capacity as directors, although our board may, in the future, award stock options to purchase shares of common stock to our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreement and Plan of Share Exchange

On November 13, 2007, we executed the exchange agreement by and among Fulland and the Fulland stockholders, China Wind and China Wind’s majority stockholder. Fulland owns 100% of Green Power, which is a WFOE under the laws of the PRC. Green Power has entered into a series of contractual arrangements with the Huayang Companies, both of which are limited liability companies headquartered in, and organized under the laws of, the PRC. Fulland, Green Power and the Huayang Companies are sometimes referred to together as the Huayang Group.

Pursuant to the exchange agreement, on November 13, 2007, we issued 35,577,704 shares of common stock to the Fulland stockholders in exchange for 100% of the common stock of Fulland. Additionally, concurrently with the Closing and using the proceeds of the sale of our securities in the November 2007 private placement, we purchased 8,006,490 shares of our common stock from Synergy for $625,000 and cancelled those shares. Upon completion of the acquisition of Fulland and the purchase of the shares from Synergy and the cancellation of those shares, we had a total of 36,987,214 shares of common stock outstanding, with the Fulland Stockholders (and their assignees) owning approximately 99% of the total issued and outstanding China Wind common shares, and the balance held by those who held our common stock prior to the Closing other than Synergy

As a result of the share exchange, the Fulland stockholders became our controlling stockholders and Fulland became our wholly owned subsidiary. In connection with Fulland becoming our wholly owned subsidiary, we acquired the business and operations of the Huayang Group, and our principal business activities are conducted through the Huayang Group’s operating companies in China, namely Huayang Dye Machine and Huayang Electrical Power Equipment.

Our Contractual Arrangements with the Huayang Companies and Their Respective Stockholders

PRC law currently limits foreign equity ownership of Chinese companies. To comply with these foreign ownership restrictions, we operate our business in China through a series of contractual arrangements with the Huayang Companies and their respective stockholders that were executed on October 12, 2007. For a description of these contractual arrangements, see “Business - Contractual Arrangements with the Huayang Companies and Their Stockholders.”

Related Party Transactions of the Huayang Companies

Set forth below are the related party transactions since December 31, 2006, among the Huayang Companies’ stockholders, officers and/or directors, and the Huayang Companies. As a result of the share exchange transaction, we have contractual arrangements with the Huayang Companies which give us the ability to substantially influence the Huayang Companies’ daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval.

Due from related parties

From time to time, the Huayang Companies advanced funds for working capital purposes to companies in which they have partial ownership interests. These advances are non interest bearing, unsecured and payable on demand. At September 30, 2007, we had a receivable from these entities of $377,860. The following table sets forth information as to the amounts due from these entities at September 30, 2007.

Name	Relationship	Amount
Wuxi Huayang Yingran Mechanical Ltd.	Huayang Dye is a 5% stockholder	$171,864
Wuxi Huayang Boiler Ltd.	Huayang Electric is a 33.33% stockholder	205,996

		$377,860

Wuxi Huayang Boiler Ltd. is owned 33.33% by Huayang Electric, 40% by Lihua Tang, the wife of Jianhua Wu, our chief executive officer, and 26.67% by Haoyang Wu, son of Mr. Wu

Lihua Tang has two bank accounts in the PRC under her name that have been assigned to us and are being used by us in its operations. At September 30, 2007, the balance in these bank accounts amounted to $1,215,437 and is reflected as due from related parties on our balance sheet. We use these funds to pay operating expenses of the Huayang Companies

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of January 31, 2008 by:

•	each director

•	each officer named in the summary compensation table

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage
Jianhua Wu(1) No. 9 Yanyu Middle Road, Qianzhou Village Huishan District, Wuxi City, Jiangsu Province, PRC	18,414,175	49.8%
Lihua Tang(1) No. 9 Yanyu Middle Road, Qianzhou Village Huishan District, Wuxi City, Jiangsu Province, PRC	18,414,175	49.8%
Maxworthy Ltd.(1) P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	18,414,175	49.8%
Yunxia Ren (2) No. 25 Jin Xiu Second Village, Qianzhou Town Huishan District, Wuxi City, Jiangsu Province, PRC	8,190,200	22.1%
Pacific Rim Consultants, Trustee(3) 2875 South Orange Avenue Suite 500-212 Orlando, Florida 32806	3,089,753	8.4%
Haoyang Wu No. 9 Yanyu Middle Road, Qianzhou Village Huishan District, Wuxi City, Jiangsu Province, PRC	2,047,550	5.4%
Xi Liu	-0-	-0-
Judy Ye	-0-	-0-
Shike Zhu	-0-	-0-
All officers and directors as a group (two individuals beneficially owning stock)	18,414,175	49.8%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of November 30, 2007. None of the persons named in the table own any options or convertible securities.

Mr. Jianhua Wu and Ms. Lihua Tang are majority stockholders of Maxworthy Ltd. Mr. Wu is also managing director of Maxworthy. Thus, both Mr. Wu and Ms. Tang indirectly own the shares of China Wind that are held by Maxworthy, through their majority ownership of Maxworthy, they have joint voting and disposition authority over the shares. Thus, all of shares owned by Maxworthy are treated as being benefically owned by both Mr. Wu and Ms. Tang.

Pacific Rim Consultants is holding the common stock as trustee. Justin A. Wolfson is the President of Pacific Rim Consultants and has sole voting and investment control of the shares held by Pacific Rim Consultants.

Barron Partners holds convertible notes which are automatically converted into series A preferred stock and warrants when we amend our certificate of incorporation to authorize a class of preferred stock and file a certificate of designation setting forth the rights, preference, privileges and limitations of the holders of the series A preferred stock. The series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the note and the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our Certificate of Incorporation, as amended, provides for authority to issue 75,000,000 shares of common stock with par value of $0.00002 per share.

We shall have 36,181,969 shares of our common stock issued and outstanding. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our Board, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future since any earnings are expected to be reinvested. Further, pursuant to the securities purchase agreement relating to our November 2007 private placement, we cannot pay dividends while the series A preferred stock is outstanding.

Preferred Stock

We currently have no shares of preferred stock issued and outstanding, and we currently have no provision for preferred stock in our Articles of Incorporation, and as amended. In connection with the Financing, however, we have entered into agreement to amend our Certificate of Incorporation to authorize the issuance of 60,000,000 shares of preferred stock at a par value of $0.001 per share.

Transfer Agent

The transfer agent and registrar for the common stock is Empire Stock Transfer Inc. The transfer agent’s address is 2470 St. Rose Parkway, Suite 304, Henderson, Nevada 89074, and their telephone number is (702) 818-5898.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our financial statements included in this prospectus as of December 31, 2006 and the year ended December 31, 2005 have been included in reliance on the reports of Sherb & Co., LLP, an independent registered public accounting firm, given on the authority of this firm as an expert in accounting and auditing in issuing reports for both 2005 and 2006.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement.  We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders.  The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549.  You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Accounting Firm	F-2
Balance Sheet at December 31, 2006	F-3
Statement of Operations for the years ended December 31, 2006 and 2005	F-4
Statements of Changes in Stockholders’ Equity for the years ended December 30, 2007	F-5
Statements of Cash Flows for the years ended December 30, 2006 and 2005	F-6
Notes to Financial Statements	F-7
Balance Sheet at September 30, 2007 (unaudited)
Statement of Operations for the nine months ended September 30, 2007 and 2006 (unaudited)
Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2007 (unaudited)
Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited)
Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
China Wind Systems, Inc. and Subsidiaries
Cayman Islands

We have audited the accompanying consolidated balance sheet of China Wind Systems, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Wind Systems, Inc. and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
July 27, 2007

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$421,390
Accounts receivable, net of allowance for doubtful accounts of $217,960	2,344,005
Inventories, net of reserve for obsolete inventory of $308,118	1,529,378
Advances to suppliers	1,556,554
Prepaid expenses and other	88,429

Total Current Assets	5,939,756

PROPERTY AND EQUIPMENT - Net	6,678,629

OTHER ASSETS:
Intangible assets, net of accumulated amortization	480,490
Investments in cost and equity method investees	95,939
Due from related parties	1,054,954

Total Assets	$14,249,768

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loan payable	$383,754
Accounts payable	619,966
Accrued expenses	142,773
VAT and service taxes payable	1,840,995
Advances from customers	179,698
Income taxes payable	2,910,063

Total Current Liabilities	6,077,249

STOCKHOLDERS' EQUITY:
Common stock ($0.001 par value; 75,000,000 shares authorized; 36,577,704 shares issued and outstanding)	36,578
Additional paid-in capital	1,737,392
Retained earnings	6,067,001
Other comprehensive gain - cumulative foreign currency translation adjustment	331,548

Total Stockholders' Equity	8,172,519

Total Liabilities and Stockholders' Equity	$14,249,768

See notes to consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2006	2005

NET REVENUES	$18,198,810	$12,082,376

COST OF SALES	12,758,065	8,863,823

GROSS PROFIT	5,440,745	3,218,553

OPERATING EXPENSES:
Depreciation expense	267,130	255,260
Selling, general and administrative	494,237	569,984

Total Operating Expenses	761,367	825,244

INCOME FROM OPERATIONS	4,679,378	2,393,309

OTHER INCOME (EXPENSE):
Interest income	8,141	627
Interest expense	(13,606)	(22,663)

Total Other Income (Expense)	(5,465)	(22,036)

INCOME BEFORE INCOME TAXES	4,673,913	2,371,273

INCOME TAXES	1,542,391	789,218

NET INCOME	$3,131,522	$1,582,055

COMPREHENSIVE INCOME:
NET INCOME	$3,131,522	$1,582,055

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	223,055	108,493

COMPREHENSIVE INCOME	$3,354,577	$1,690,548

NET INCOME PER COMMON SHARE:
Basic	$0.09	$0.04
Diluted	$0.09	$0.04

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	36,577,704	36,577,704
Diluted	36,577,704	36,577,704

See notes to consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2006 and 2005

	Common Stock		Additional		Other	Total
	Number of		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Income	Equity

Balance, December 31, 2004	36,577,704	36,578	1,737,392	1,353,424	-	3,127,394

Comprehensive income:
Net income for the year		-		1,582,055	-	1,582,055

Foreign currency translation adjustment		-		-	108,493	108,493

Total comprehensive income	-	-	-	-	-	1,690,548

Balance, December 31, 2005	36,577,704	36,578	1,737,392	2,935,479	108,493	4,817,942

Comprehensive income:
Net income for the year		-		3,131,522	-	3,131,522

Foreign currency translation adjustment		-		-	223,055	223,055

Total comprehensive income	-	-	-	-	-	3,354,577

Balance, December 31, 2006	36,577,704	36,578	1,737,392	6,067,001	331,548	8,172,519

See notes to consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,131,522	$1,582,055
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	569,541	376,551
Increase in allowance for doubtful accounts	65,949	143,541
Increase in reserve for inventory obsolescence
Changes in assets and liabilities:
Accounts receivable	572,128	(697,774)
Inventories	(1,053,552)	874,381
Prepaid and other current assets	(34,674)	59,233
Advanced to suppliers	(1,326,587)	(73,809)
Accounts payable	(552,010)	(187,399)
Accrued expenses	(2,505,993)	(1,558,716)
VAT and service taxes payable	949,200	682,349
Income taxes payable	1,560,971	728,983
Advances from customers	(816,728)	(566,283)

NET CASH PROVIDED BY OPERATING ACTIVITIES	559,767	1,363,112

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in due from related parties	1,149,001	(51,236)
Investments in cost-method investees	-	(60,951)
Purchase of property and equipment	(69,321)	(2,335,499)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,079,680	(2,447,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans payable	(81,434)	(182,853)
Proceeds from related party advances	-	1,109,311
Repayments of related party advances	(1,328,006)	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,409,440)	926,458

EFFECT OF EXCHANGE RATE ON CASH	11,318	7,506

NET INCREASE (DECREASE) IN CASH	241,325	(150,610)

CASH - beginning of year	230,179	380,789

CASH - end of year	$471,504	$230,179

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$13,606	$22,663
Income taxes	$-	$-

See notes to combined financial statements.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

China Winds Systems, Inc. (the “Company”) was incorporated in Delaware on June 24, 1987 under the name of Malex, Inc. On December 18, 2007, the Company’s corporate name was changed to Chine Wind Systems, Inc.

On November 13, 2007, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) among Fulland Limited, a Cayman Islands corporation (“Fulland”), the stockholders of Fulland, and Synergy Business Consulting, LLC (“Synergy”), the then principal stockholder of the Company, pursuant to which, simultaneously with the financing described in Note 10, (i) the Company issued 36,577,704 shares of common stock to the former stockholders of Fulland and (ii) purchased 8,006,490 shares of common stock from Synergy for $625,000 and cancelled such shares. The $625,000 payment was made from the proceeds of the financing. At the time of the closing under the Exchange Agreement and the financing, the Company was not engaged in any business activity and was considered a blank check shell.

The Company is the sole stockholder of Fulland. Fulland owns 100% of Green Power Environment Technology (Shanghai) Co., Ltd. (“Green Power”), which is a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the Peoples’ Republic of China (“PRC” or “China”). Green Power is a party to a series of contractual arrangements (as fully described below) dated October 12, 2007 with Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye Machine”) and Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical Power Equipment”, and together with Huayang Dye Machines, sometimes collectively referred to as the “Huayang Companies”), both of which are limited liability companies headquartered in, and organized under the laws of, the PRC.

Fulland is a limited liability company incorporated under the laws of the Cayman Islands on May 9, 2007, which was formed by the owners of the Huayang Companies as a special purpose vehicle for purposes of raising capital, in accordance with requirements of the PRC State Administration of Foreign Exchange (“SAFE”). Specifically, on May 31, 2007, SAFE issued an official notice known as Hi Zhong Fa [2007] No. 106 (“Circular 106”), which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. Accordingly, the owners of the Huayang Companies, Mr. Jianhua Wu and Ms. Lihua Tang, submitted their application to SAFE in early September 2007. On October 11, 2007, SAFE approved their application, permitting these Chinese citizens to establish an offshore company, Fulland, as a special purpose vehicle for any foreign ownership and capital raising activities by the Huayang Group. After SAFE’s approval, Mr. Wu and Ms. Tang became the majority owners of Fulland on October 11, 2007.

As of December 31, 2007, the Company has recapitalized the Company to give effect to the share exchange agreement discussed above. Under generally accepted accounting principles, the acquisition by the Company of Fulland is considered to be capital transactions in substance, rather than a business combination. That is, the acquisition is equivalent, in the acquisition by Fulland of the Company, then known as Malex, Inc., with the issuance of stock by Fulland for the net monetary assets of the Company. This transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, Fulland. Since Fulland and Greenpower did not have any business activities, the Company’s financial statements prior to the closing on the reverse acquisition, reflect only business of the Huayang Companies. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, the 36,577,704 shares of common stock issued to the former Fulland stockholders are deemed to be outstanding from December 31, 2004.

As a result of the transaction effected by the Exchange Agreement, the Company’s business has become the business of the Huayang Companies.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organization (continued)

Wuxi Huayang Dyeing Machinery Co., Ltd.

Wuxi Huayang Dyeing Machinery Co., Ltd. (“Dyeing”) is a Chinese limited liability company and was formed under laws of the People’s Republic of China on August 17, 1995. Dyeing produces a variety of high and low temperature dyeing and finishing machinery.

Wuxi Huayang Electrical Equipment Co., Ltd.

Wuxi Huayang Electrical Equipment Co., Ltd. (“Electric”) a Chinese limited liability company and was formed under laws of the People’s Republic of China on May 21, 2004. Electric is a manufacturer of electric power auxiliary apparatuses (including coking equipment) and a provider of relevant engineering services. Electric equipment products mainly include various auxiliary equipment of power stations, chemical equipment, dust removal and environmental protection equipment, and metallurgy non- standard equipment.

Basis of presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The Company’s consolidated financial statements include the financial statements of its wholly owned subsidiaries, Fulland and Greenpower, as well as Dyeing and Electric, which are variable interest entities whose financial statements are consolidated with those of the Company pursuant to FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. All significant intercompany accounts and transactions have been eliminated in the combination.

The Company has adopted FIN 46R. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities. Dyeing and Electric are VIEs.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and accruals for taxes due.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, loans payable, accounts payable and accrued expenses, customer advances, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2006, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $217,960.

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates. The Company recorded an inventory reserve of $308,118 at December 31, 2006.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Investment in non-marketable equity securities

Certain securities that the Company may invest in can be determined to be non-marketable. Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to APB No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”). At December 31, 2006, the Company has a 5% membership interest in Wuxi Huayang Yingran Machinery Co. Ltd. (“Yingran”) amounting to $31,980 which is reflected on the accompanying consolidated balance sheet as investments in cost and equity method investees.

The Company has a 33% member interest in Wuxi Huayang Boiler Company, Ltd. (“Boiler”) that it exerts significant influence over its operations, but does not control. Accordingly, the Company is applying the equity method of accounting for this investment. At December 31, 2006, the Company’s investment in Boiler amounted to $63,959 which is reflected on the accompanying consolidated balance sheet as investments in cost and equity method investees.

The Company monitors its investment in non-marketable securities and will recognize, if ever existing, a loss in value which is deemed to be other than temporary.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended December 31, 2006 and 2005.

Advances from customers

Advances from customers at December 31, 2006 of $179,698 consist of prepayments from third party customers to the Company for merchandise that had not yet shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China and the United States. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Revenue recognition

Product sales

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), and Statement of Financial Accounting Standards (SFAS) No. 48 “Revenue Recognition When Right of Return Exists.” SAB 104 states that revenue should not be recognized until it is realized or realizable and earned. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

SFAS No. 48 states that revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if the seller’s price to the buyer is substantially fixed or determinable at the date of sale, the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, the buyer acquiring the product for resale has economic substance apart from that provided by the seller, the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and the amount of future returns can be reasonably estimated.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

The Company accounts for sales returns in accordance with Statements of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Company determines the estimate of the sales return accrual primarily based on historical experience regarding sales return, but also by considering other factors that could impact sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life, product discontinuances, price changes of competitive products, introductions of generic products and introductions of competitive new products.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Shipping costs

Shipping costs are included in cost of sales and totaled $67,918 and $58,140 for the years ended December 31, 2006 and 2005, respectively.

Advertising

Advertising is expensed as incurred. Advertising expenses amounted to $81,888 and $683 for the years ended December 31, 2006 and 2005, respectively.

Foreign currency translation

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). The financial statements of the Company are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. The cumulative translation adjustment and effect of exchange rate changes on cash at December 31, 2006 was $11,318.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and development

Research and development costs are expensed as incurred. For the years ended December 31, 2006 and 2005, research and development costs were not material.

Accumulated other comprehensive income

Accumulated other comprehensive income consisted of unrealized gains on currency translation adjustments from the translation of financial statements from Chinese RMB to US dollars. For the years ended December 31, 2006 and 2005, accumulated other comprehensive income was $223,055 and $108,493, respectively.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“SFAS 109”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact, if any, of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP. Accordingly, adoption of the FSP had no effect on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115”, under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 2 – INVENTORIES

At December 31, 2006, inventories consisted of the following:

Raw materials	$1,837,496

Less: Reserve for obsolete inventory	(308,118)
$1,529,378

NOTE 3 – PROPERTY AND EQUIPMENT

At December 31, 2006, property and equipment consist of the following:

	Useful Life
Office equipment and furniture	5-8 Years	$67,882
Manufacturing equipment	10 - 15 Years	3,285,340
Vehicles		58,880
Building and building improvements	20 - 40 Years	5,266,714
		8,678,816
Less: accumulated depreciation		(2,000,187)

		$6,678,629

For the year ended December 31, 2006 and 2005, depreciation expense amounted to $559,528 and $366,809, respectively.

NOTE 4 – INTANGIBLE ASSETS

The Company has land use rights pursuant to an agreement with the Chinese government. The land use rights are valued at a fixed amount RMB 3,995,995, fluctuated by the exchange rate. At December 31, 2006, the land use rights are valued at $511,160. Under the terms of the agreement, the Company has rights to use certain land until October 30, 2053. The Company amortizes these land use rights over the term of the land use right, which is the 50 year period beginning November 1, 2003. For the years ended December 31, 2006 and 2005, amortization expense amounted to $10,013 and $9.742, respectively.

		2007
Land Use Rights	Estimated Life 50 year	$511,160
Less: Accumulated Amortization		(30,670)
		$480,490

Amortization expense attributable to future periods is as follows:

Year ending December 31:
2007	$10,223
2008	10,223
2009	10,223
2010	10,223
Thereafter	439,598
$480,490

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 5 – LOAN PAYABLE

At December 31, 2006, the Company had a loan with a bank in the amount of $383,754. The loan bears interest at 5.82% per annum and was repaid due on June 19, 2007.

NOTE 6 – RELATED PARTY TRANSACTIONS

Due from related parties

From time to time, The Company advanced funds to companies partially owned by the Company for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At December 31, 2006, the Company had a receivable from affiliated entities partially owned by the Company of $177,059. Through monthly payments, the related parties intend to repay these advances. At December 31, 2006, due from related parties was due from the following;

Name	Relationship	Amount
Yingran	Cost method investee	$123,456
Boiler	Equity method investee and common ownership	53,613

		$177,069

The spouse of the Company’s chief executive officer has two bank accounts in her name that have been assigned to the Company and are being used by the Company in its operations. At December 31, 2006, the balance in these bank accounts amounted to $877,895 and has been reflected as due from related parties on the accompanying consolidated balance sheet.

Due to related parties

The chief executive officer of the Company and his spouse, from time to time, provided advances to the Company for operating expenses. During fiscal 2006, the Company repaid $1,328,006 of these advances. At December 31, 2006, the Company had a payable to the chief executive officer and his spouse amounting to $0. These advances are short-term in nature and non-interest bearing.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 7 – INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes’’ (‘‘SFAS 109’’). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain.

The operations of the Company are in China and are governed by the Income Tax Law of the People's Republic of China and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, the Company is subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax).

Business Tax and Value Added Tax

The Company is subject to value added tax (“VAT”) for manufacturing products and business tax for services provided. The applicable VAT tax rate is 17% for products sold in the PRC, and the business tax rate is 5% for services provided in PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company paid value added taxes (“VAT”) and business tax based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. According to the PRC tax laws, any potential tax penalty payable on late or deficient payments of this tax could be between zero and five times the amount of the late or deficient tax payable, and will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due. At December 31, 2006, the Company has accrued $1,840,995 of value-added and service taxes.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 8 – SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. For the year ended December 31, 2006 and 2005, the Company operated in two reportable business segments - (1) the manufacture of dyeing & finishing equipment and (2) the manufacture of electrical and wind equipment. The Company's reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations.

Information with respect to these reportable business segments for the year ended December 31, 2006 and 2005 is as follows:

	Manufacture of Dyeing & Finishing Equipment	Manufacture of Electrical Equipment	Total
2006

Net Revenues	$14,877,367	$3,321,443	$18,198,810

Cost of Sales (excluding depreciation)	10,242,976	2,212,678	12,455,654
Operating expenses (excluding depreciation and amortization)	479,943	14,294	494,237
Depreciation and Amortization	351,948	217,593	569,541
Interest Income	7,904	237	8,141
Interest Expense	13,536	70	13,606
Income Tax Expense	1,252,962	289,429	1,542,391

Net Income	$2,543,906	$587,616	$3,131,522
Total Assets	10,541,817	$3,707,951	$14,249,768

2005

Net Revenues	$11,634,984	$447,392	$12,082,376

Cost of Sales (excluding depreciation)	8,379,388	363,144	8,742,532
Operating expenses (excluding depreciation and amortization)	509,308	60,676	569,984
Depreciation and Amortization	332,212	44,339	376,551
Interest Income	157	470	627
Interest Expense	22,663	-	22,663
Income Tax Expense	789,218	-	789,218

Net Income (Loss)	$1,602,352	$(20,297)	$1,582,055

Asset information by reportable segment is not reported to or reviewed by the chief operating decision maker and, therefore, the Company has not disclosed asset information for each reportable segment. All of the Company’s assets are located in China.

CHINA WIND SYSTEMS, INC. AND SUBSIDIAIRIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE 9 – OPERATING RISK

(a) Country risk

Currently, the Company’s revenues are primarily derived from the sale of machinery to customers in the PRC. A downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other manufacturers of machinery, the Company competes with larger Chinese companies who may have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. These Chinese companies may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

NOTE 10 - STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund. As of December 31, 2004, the Company appropriated 50% of its registered capital to statutory reserves. For the years ended December 31, 2006 and 2005, statutory reserve activity is as follows and is included in retained earnings.

	Dyeing	Electric	Total
Balance – December 31, 2004	$72,407	$-	$72,407

Additional to statutory reserves	-	-

Balance – December 31, 2005	72,407	-	72.407

Additional to statutory reserves	-	58,762	58,762

Balance – December 31, 2006	$72,407	$58,762	$131,169

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
September 30, 2007
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$600,745
Accounts receivable, net of allowance for doubtful accounts of $413,385	4,842,458
Inventories, net of reserve for obsolete inventory of $267,939	1,045,841
Advances to suppliers	1,749,226
Prepaid expenses and other	17,743

Total Current Assets	8,256,013

PROPERTY AND EQUIPMENT - Net	6,510,616

OTHER ASSETS:
Deposit on long-term assets	5,913,886
Intangible assets, net of accumulated amortization	491,686
Investments in cost and equity method investees	99,766
Due from related parties	1,593,297

Total Assets	$22,865,264

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loan payable	$665,106
Accounts payable	1,830,645
Accrued expenses	170,990
VAT and service taxes payable	14,666
Advances from customers	2,055,634
Income taxes payable	22,410

Total Current Liabilities	4,759,451

STOCKHOLDERS' EQUITY:
Common stock ($0.001 par value; 75,000,000 shares authorized; 36,577,704 shares issued and outstanding)	36,578
Additional paid-in capital	1,737,392
Retained earnings	15,476,309
Other comprehensive gain - cumulative foreign currency translation adjustment	855,534

Total Stockholders' Equity	18,105,813

Total Liabilities and Stockholders' Equity	$22,865,264

See notes to unaudited consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

NET REVENUES	$8,000,293	$5,868,385	$16,589,475	$12,344,395

COST OF SALES	5,633,977	3,994,955	11,831,546	8,830,941

GROSS PROFIT	2,366,316	1,873,430	4,757,929	3,513,454

OPERATING EXPENSES:
Depreciation and amortization expense	68,607	91,224	207,875	223,432
Selling, general and administrative	223,164	322,829	566,106	545,524

Total Operating Expenses	291,771	414,053	773,981	768,956

INCOME FROM OPERATIONS	2,074,545	1,459,377	3,983,948	2,744,498

OTHER INCOME (EXPENSE):
Interest income	91	3,347	372	7,959
Interest expense	(9,946)	(2,723)	(31,360)	(13,474)
Other income from forgiveness of income and VAT taxes	6,771,442	-	6,771,442	-

Total Other Income (Expense)	6,761,587	624	6,740,454	(5,515)

INCOME BEFORE INCOME TAXES	8,836,132	1,460,001	10,724,402	2,738,983

INCOME TAXES	714,840	463,071	1,315,094	913,397

NET INCOME	$8,121,292	$996,930	$9,409,308	$1,825,586

COMPREHENSIVE INCOME:
NET INCOME	$8,121,292	$996,930	$9,409,308	$1,825,586

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	299,690	183,521	523,986	226,670

COMPREHENSIVE INCOME	$8,420,982	$1,180,451	$9,933,294	$2,052,256

NET INCOME PER COMMON SHARE:
Basic	$0.22	$0.03	$0.26	$0.05
Diluted	$0.22	$0.03	$0.26	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	36,577,704	36,577,704	36,577,704	36,577,704
Diluted	36,577,704	36,577,704	36,577,704	36,577,704

See notes to unaudited consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2007 and 2006

	Common Stock		Additional		Other	Total
	Number of		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Income	Equity

Balance, December 31, 2005	36,577,704	36,578	1,737,392	2,935,479	108,493	4,817,942

Comprehensive income:
Net income for the year		-		3,131,522	-	3,131,522

Foreign currency translation adjustment		-		-	223,055	223,055

Total comprehensive income	-	-	-	-	-	3,354,577

Balance, December 31, 2006	36,577,704	36,578	1,737,392	6,067,001	331,548	8,172,519

Comprehensive income:
Net income for the year		-		9,409,308	-	9,409,308

Foreign currency translation adjustment		-		-	523,986	523,986

Total comprehensive income	-	-	-	-	-	9,933,294

Balance, September 30, 2007	36,577,704	36,578	1,737,392	15,476,309	855,534	18,105,813

See notes to unaudited consolidated financial statements

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,409,308	$1,825,586
Adjustments to reconcile net income from operations to net cash provided by (used in) operating activities:
Depreciation and amortization	441,590	428,232
Increase in allowance for doubtful accounts	182,882	253,567
Increase in reserve for inventory obsolescence	106,942	24,382
Other income from forgiveness of income and VAT taxes	(6,771,442)	-
Changes in assets and liabilities:
Accounts receivable	(2,538,272)	(1,717,524)
Inventories	426,386	(420,986)
Prepaid and other current assets	72,686	(2,019)
Advanced to suppliers	(127,886)	(87,155)
Accounts payable	1,161,510	(189,035)
Accrued expenses	22,058	(1,829,448)
VAT and service taxes payable	1,011,064	639,286
Income taxes payable	957,899	889,897
Advances from customers	1,830,260	(514,002)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	6,184,985	(699,219)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in due from related parties	(486,032)	636,238
Deposit on long-term assets	(5,792,030)	-
Purchase of property and equipment	(8,290)	(25,593)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(6,286,352)	610,645

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	260,561	(455,209)
Repayments of related party advances	-	484,663

NET CASH PROVIDED BY FINANCING ACTIVITIES	260,561	29,454

EFFECT OF EXCHANGE RATE ON CASH	20,161	3,798

NET INCREASE (DECREASE) IN CASH	179,355	(55,322)

CASH - beginning of year	421,390	230,179

CASH - end of period	$600,745	$174,857

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$31,360	$13,474
Income taxes	$-	$-

See notes to unaudited combined financial statements.

 CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

China Winds Systems, Inc. (the “Company”) was incorporated in Delaware on June 24, 1987 under the name of Malex, Inc. On December 18, 2007, the Company’s corporate name was changed to China Wind Systems, Inc.

On November 13, 2007, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) among Fulland Limited, a Cayman Islands corporation (“Fulland”), the stockholders of Fulland, and Synergy Business Consulting,LLC (“Synergy”), the then principal stockholder of the Company, pursuant to which, simultaneously with the financing described in Note 10, (i) the Company issued 36,577,704 shares of common stock to the former stockholders of Fulland and (ii) purchased 8,006,490 shares of common stock from Synergy for $625,000 and cancelled such shares. The $625,000 payment was made from the proceeds of the financing. At the time of the closing under the Exchange Agreement and the financing, the Company was not engaged in any business activity and was considered a blank check shell.

The Company is the sole stockholder of Fulland. Fulland owns 100% of Green Power Environment Technology (Shanghai) Co., Ltd. (“Green Power”), which is a wholly foreign-owned enterprise (“WFOE”) organized under the laws of the Peoples’ Republic of China (“PRC” or “China”). Green Power is a party to a series of contractual arrangements (as fully described below) dated October 12, 2007 with Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye Machine”) and Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical Power Equipment”, and together with Huayang Dye Machines, sometimes collectively referred to as the “Huayang Companies”), both of which are limited liability companies headquartered in, and organized under the laws of, the PRC.

Fulland is a limited liability company incorporated under the laws of the Cayman Islands on May 9, 2007, which was formed by the owners of the Huayang Companies as a special purpose vehicle for purposes of raising capital, in accordance with requirements of the PRC State Administration of Foreign Exchange (“SAFE”). Specifically, on May 31, 2007, SAFE issued an official notice known as Hi Zhong Fa [2007] No. 106 (“Circular 106”), which requires the owners of any Chinese company to obtain SAFE’s approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China. Accordingly, the owners of the Huayang Companies, Mr. Jianhua Wu and Ms. Lihua Tang, submitted their application to SAFE in early September 2007. On October 11, 2007, SAFE approved their application, permitting these Chinese citizens to establish an offshore company, Fulland, as a special purpose vehicle for any foreign ownership and capital raising activities by the Huayang Group.

As of September 30, 2007, the Company has recapitalized the Company to give effect to the share exchange agreement discussed above. Under generally accepted accounting principles, the acquisition by the Company of Fulland is considered to be capital transactions in substance, rather than a business combination. That is, the acquisition is equivalent, in the acquisition by Fulland of the Company, then known as Malex, Inc., with the issuance of stock by Fulland for the net monetary assets of the Company. This transaction is accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill is recorded. Under reverse takeover accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, Fulland. Since Fulland and Greenpower did not have any business activities, the Company’s financial statements prior to the closing on the reverse acquisition, reflect only business of the Huayang Companies. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented. Thus, the 36,577,704 shares of common stock issued to the former Fulland stockholders are deemed to be outstanding from December 31, 2004.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Wuxi Huayang Dyeing Machinery Co., Ltd.

Wuxi Huayang Dyeing Machinery Co., Ltd. (“Dyeing”) is a Chinese limited liability company and was formed under laws of the People’s Republic of China on August 17, 1995. Dyeing produces a variety of high and low temperature dyeing and finishing machinery.

Wuxi Huayang Electrical Equipment Co., Ltd.

Wuxi Huayang Electrical Equipment Co., Ltd. (“Electric”) a Chinese limited liability company and was formed under laws of the People’s Republic of China on May 21, 2004. Electric is a manufacturer of electric power auxiliary apparatuses (including coking equipment) and a provider of relevant engineering services. Electric equipment products mainly include various auxiliary equipment of power stations, chemical equipment, dust removal and environmental protection equipment, and metallurgy non- standard equipment. Additionally, Electric produces large-scaled wind-powered electricity engine rings that are three meters in diameter

As a result of the transaction effected by the Exchange Agreement, the Company’s business has become the business of the Huayang Companies.

Contemporaneously with the closing under the Exchange Agreement, the Company sold its 3% Convertible Notes in the principal amount of $5,525,000 to an investor group. The Company has agreed to amend its certificate of incorporation which will include the authorization of a class of preferred stock. The notes will be automatically converted into 14,118,034 shares of series A convertible preferred stock (“series A preferred stock”) and warrants to purchase a total of 18,829,755 shares of common stock upon the filing of the restated certificate of incorporation and a certificate of designation setting forth the rights, preferences, privileges and limitation of the holders of the series A preferred stock.

Basis of presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The Company’s consolidated financial statements include the financial statements of its wholly owned subsidiaries, Fulland and Greenpower, as well as Dyeing and Electric, which are variable interest entities whose financial statements are consolidated with those of the Company pursuant to FASB Interpretation No. 46R “Consolidation of Variable Interest Entities” (“FIN 46R”), an Interpretation of Accounting Research Bulletin No. 51. All significant intercompany accounts and transactions have been eliminated in the combination.

The accompanying unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2006 and notes thereto contained on elsewhere this Form 8-K. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results for the full fiscal year ending December 31, 2007.

The Company uses FASB Interpretation No. 46R "Consolidation of Variable Interest Entities" ("FIN 46R"), an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a Variable Interest Entity (VIE) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE's residual returns. VIEs are those entities in which the Company, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the Company is the primary beneficiary of these entities. Dyeing and Electric are VIEs.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2007 include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and accruals for taxes due.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, loans payable, accounts payable and accrued expenses, customer advances, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Accounts receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At September 30, 2007, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $413,385.

Inventories

Inventories, consisting of raw materials and finished goods related to the Company’s products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates. The Company recorded an inventory reserve of $ 267,939 at September 30, 2007.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment in non-marketable equity securities

Certain securities that the Company may invest in can be determined to be non-marketable. Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to APB No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”). At September 30, 2007, the Company has a 5% membership interest in Wuxi Huayang Yingran Machinery Co. Ltd. (“Yingran”) amounting to $33,255 which is reflected on the accompanying consolidated balance sheet as investments in cost and equity method investees.

The Company has a 33% member interest in Wuxi Huayang Boiler Company, Ltd. (“Boiler”) that it exerts significant influence over its operations, but does not control. Accordingly, the Company is applying the equity method of accounting for this investment. At September 30, 2006, the Company’s investment in Boiler amounted to $66,511 which is reflected on the accompanying consolidated balance sheet as investments in cost and equity method investees.

The Company monitors its investment in non-marketable securities and will recognize, if ever existing, a loss in value which is deemed to be other than temporary.

Impairment of long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the nine months ended September 30, 2007.

Advances from customers

Advances from customers at September 30, 2007 of $2,055,634 consist of prepayments from third party customers to the Company for merchandise that had not yet shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China and the United States. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

Product sales

Product sales are generally recognized when title to the product has transferred to customers in accordance with the terms of the sale. The Company recognizes revenue in accordance with the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104 (together, “SAB 104”), and Statement of Financial Accounting Standards (SFAS) No. 48 “Revenue Recognition When Right of Return Exists.” SAB 104 states that revenue should not be recognized until it is realized or realizable and earned. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.

SFAS No. 48 states that revenue from sales transactions where the buyer has the right to return the product shall be recognized at the time of sale only if the seller’s price to the buyer is substantially fixed or determinable at the date of sale, the buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product, the buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, the buyer acquiring the product for resale has economic substance apart from that provided by the seller, the seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and the amount of future returns can be reasonably estimated.

The Company accounts for sales returns in accordance with Statements of Financial Accounting Standards (SFAS) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Company determines the estimate of the sales return accrual primarily based on historical experience regarding sales return, but also by considering other factors that could impact sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life, product discontinuances, price changes of competitive products, introductions of generic products and introductions of competitive new products.

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the People’s Republic of China of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Shipping costs

Shipping costs are included in cost of sales and totaled $664 and $54,851 for the nine months ended September 30, 2007 and 2006, respectively.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising

Advertising is expensed as incurred. Advertising expenses amounted to $0 and $1,621 for the nine months ended September 30, 2007 and 2006, respectively.

Foreign currency translation

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). The financial statements of the Company are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. The cumulative translation adjustment and effect of exchange rate changes on cash at September 30, 2007 was $20,161.

Research and development

Research and development costs are expensed as incurred. For the nine months ended September 30, 2007 and 2006, research and development costs were not material.

Accumulated other comprehensive income

Accumulated other comprehensive income consisted of unrealized gains on currency translation adjustments from the translation of financial statements from Chinese RMB to US dollars. For the nine months ended September 30, 2007, accumulated other comprehensive income was $523,986.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“SFAS 109”). The interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact, if any, of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance for how companies should measure fair value when required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principle (GAAP). SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact, if any, the adoption of SFAS 157 will have on its financial statements.

In December 2006, FASB Staff Position No. EITF 00-19-2, “Accounting for Registration Payment Arrangements,” was issued. The FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company believes that its current accounting is consistent with the FSP. Accordingly, adoption of the FSP had no effect on its financial statements.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115”, under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

NOTE 2 – INVENTORIES

At September 30, 2007, inventories consisted of the following:

Raw materials	$1,313,780

Less: Reserve for obsolete inventory	(267,939)
$1,045,841

NOTE 3 – PROPERTY AND EQUIPMENT

At September 30, 2007, property and equipment consist of the following:

	Useful Life
Office equipment and furniture	5-8 Years	$73,028
Manufacturing equipment	10 - 15 Years	3,422,428
Vehicles	5 Years	61,230
Building and building improvements	20 - 40 Years	5,476,819
		9,033,505
Less: accumulated depreciation		(2,522,889)

		$6,510,616

For the nine months ended September 30, 2007 and 2006, depreciation expense amounted to $433,785 and $420,753, of which $225,910 and $197,321 is included in cost of sales, respectively.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 4 – INTANGIBLE ASSETS

The Company has land use rights pursuant to an agreement with the Chinese government. The land use rights are valued at a fixed amount RMB 3,995,995, fluctuated by the exchange rate. At September 30, 2007, the land use rights are valued at $524,079. Under the terms of the agreement, the Company has rights to use certain land until October 30, 2053. The Company amortizes these land use rights over the term of the land use right, which is the 50 year period beginning November 1, 2003. For the nine months ended September 30, 2007 and 2006, amortization expense amounted to $7,805 and $7,479, respectively.

		2007
Land Use Rights	Estimated Life 50 year	$531,552
Less: Accumulated Amortization		(39,866)
		$491,686

Amortization expense attributable to future periods is as follows:

Year ending December 31:
2007	$2,658
2008	10,631
2009	10,631
2010	10,631
Thereafter	457,135
$491,686

NOTE 5 – LOAN PAYABLE

At September 30, 2007, the Company had loans with two banks in the amount of $665,106. The loans bear interest at rates ranging from 6.633% to 6.9345% per annum. Of the $665,106 that was outstanding at September 30, 2007, $266,042 was due and paid back in December 2007 and remaining $399,064 is due in February 2008 (See Note 11).

NOTE 6 – RELATED PARTY TRANSACTIONS

Due from related parties

From time to time, the Company advanced funds to companies partially owned by the Company for working capital purposes. These advances are non interest bearing, unsecured and payable on demand. At September 30, 2007, the Company had a receivable from affiliated entities partially owned by the Company of $377,860. Through monthly payments, the affiliated companies intend to repay these advances. At September 30, 2007, due from related parties was due from the following;

Name	Relationship	Amount
Wuxi Huayang Yingran Machinery Co. Ltd.	5% cost method investee	$171,864
Wuxi Huayang Boiler Company Ltd. (“Boiler”)	33% equity method investee and common ownership	205,996

		$377,860

The spouse of the Company’s chief executive officer has two bank accounts in her name that have been assigned to the Company and are being used by the Company in its operations. At September 30, 2007, the balance in these bank accounts amounted to $1,215,437 and has been reflected as due from related parties on the accompanying consolidated balance sheet.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 6 – RELATED PARTY TRANSACTIONS (continued)

In July 2007, the Company agreed to acquire long-term assets from Boiler. As of September 30, 2007, payments totaling $5,913,886 have been made to Boiler and have been reflected on the accompanying consolidiated balance sheet as Deposits on Long-term Assets. Based on the contract, the remaining balance of $5,963,109 will be paid in the first quarter of fiscal year 2008.

NOTE 7 – INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, ‘‘Accounting for Income Taxes’’ (‘‘SFAS 109’’). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets are dependent upon future earnings, if any, of which the timing and amount are uncertain.

The operations of the Company are in China and are governed by the Income Tax Law of the People's Republic of China and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, the Company is subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax).

Business Tax and Value Added Tax

The Company is subject to value added tax (“VAT”) for manufacturing products and business tax for services provided. The applicable VAT tax rate is 17% for products sold in the PRC, and the business tax rate is 5% for services provided in PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company paid value added taxes (“VAT”) and business tax based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date of which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty, which can range from zero to five times the amount of the taxes which are determined to be late or deficient. In the event that a tax penalty is assessed on late or deficient payments, the penalty will be expensed as a period expense if and when a determination has been made by the taxing authorities that a penalty is due. At September 30, 2007, the Company has accrued $14,666 of value-added and service taxes.

The Chinese local government granted the Huayang Companies a special tax waiver to exempt and release any additional corporate income tax and value added tax liabilities and any related penalties as of September 30, 2007 and for all periods prior to September 30, 2007. Total tax exemption for the nine months ended September 30, 2007 is summarized as follows:

VAT tax exemption	$2,527,183
Income tax exemption	4,206,021
Others	38,238
Total	$6,771,442

The Company is not subject to US taxation since no operations are conducted in the US and no revenue was generated in the US and for the periods covered, the Company was not a US entity.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 8 – SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. For the nine months ended September 30, 2007 and 2006, the Company operated in two reportable business segments - (1) the manufacture of dyeing & finishing equipment and (2) the manufacture of electrical and wind equipment. The Company's reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations.

Information with respect to these reportable business segments for the nine months ended September 30, 2007 and 2006 is as follows:

	Manufacture of Dyeing & Finishing Equipment	Manufacture of Electrical & Wind Equipment	Total
2007

Net Revenues	$14,487,221	$2, 102,254	$16,589,475

Cost of Sales (excluding depreciation)	10,259,754	1,571,792	11,831,546
Operating expenses (excluding depreciation and amortization)	463,571	102,535	566,106
Depreciation and Amortization	207,624	251	207,875
Interest Income	(372)	-	(372)
Interest Expense	-	31,360	31,360
Other Income	(5,918,301)	(853,141)	(6,771,442)
Income Tax Expense	1,137,797	177,297	1,315,094

Net Income	$8,337,148	$1,072,160	$9,409,308

Total Assets	$17,494,718	$5,370,546	$22,865,264

	Manufacture of Dyeing & Finishing Equipment	Manufacture of Electrical Equipment	Total

2006

Net Revenues	$12,159,238	$185,157	$12,344,395

Cost of Sales (excluding depreciation)	8,653,159	177,782	8,830,941
Operating expenses (excluding depreciation and amortization)	525,486	20,038	545,524
Depreciation and Amortization	220,748	2,684	223,432
Interest Income	(7,804)	(155)	(7,959)
Interest Expense	13,474	-	13,474
Income Tax Expense	908,878	4,519	913,397

Net Income (Loss)	$1,845,297	$(19,711)	$1,825,586

Total Assets	$11,922,778	$2,650,455	$14,573,233

Asset information by reportable segment is not reported to or reviewed by the chief operating decision maker and, therefore, the Company has not disclosed asset information for each reportable segment. All of the Company’s assets are located in China.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 9 – OPERATING RISK

(a) Country risk

Currently, the Company’s revenues are primarily derived from the sale of machinery to customers in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

In addition to competing with other manufacturers of machinery, the Company competes with larger Chinese companies who may have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. These Chinese companies may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

NOTE 10 – STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund. As of December 31, 2006, the Company appropriated 50% of its registered capital to statutory reserves for Dyeing. For the nine months ended September 30, 2007, statutory reserve activity is as follows and is included in retained earnings.

	Dyeing	Electric	Total
Balance – December 31, 2006	$72,407	$58,762	$131,169

Additional to statutory reserves	-	107,216	107,216

Balance – September 30, 2007	$72,407	$165,978	$238,385

NOTE 11 – SUBSEQUENT EVENTS

(a) On November 13, 2007, the Company executed and consummated the transactions contemplated by the “Exchange Agreement.” At the closing of this transaction, the Company issued 36,577,704 shares of common stock to the Fulland Shareholders in exchange for 100% of the common stock of Fulland. Concurrently, Synergy, which was then the Company’s majority stockholder, received $625,000, for which it transferred 8,006,490 shares of common stock to the Company which shares were then cancelled by the Company. Immediately after the closing, the Company had a total of 36,987.214 shares of common stock outstanding, with Fulland Shareholders (and their assignees) owning approximately 99% of the outstanding shares of common stock. The balance held by those who held China Wind’s common stock prior to the Closing.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 11 – SUBSEQUENT EVENTS (continued)

On November 13, 2007, concurrently with the closing, the Company entered into a securities purchase agreement with three accredited investors including Barron Partners LP (the “Investors”). Pursuant to the agreement, the Company issued and sold to the Investors, for $5,525,000, the Company’s 3% convertible subordinated notes in the principal amount of $5,525,000. The notes are automatically converted into an aggregate of (i) 14,787,135 shares of series A preferred stock and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share upon the filing of the Restated Certificate, as described in the following paragraph, with the Secretary of State of Delaware and the creation of the series A preferred stock. Until the Restated Certificate is filed, the notes may be converted into an aggregate of (i) 14,787,135 shares of the common stock, subject to adjustment, and (ii) warrants to purchase 11,176,504 shares of Common Stock at $0.58 per share, 5,588,252 shares of Common Stock at $0.83 per share, and 2,065,000 shares at $0.92 per share; provided, that if the Company does not file a Restated Certificate and certificate of designation for the series A preferred stock as required by the note and the securities purchase agreement, the notes may be converted into 33,616,891 shares of common stock. The notes bear interest at the rate of 3% per annum; however, the conversion of the notes is based on the principal of the notes and no adjustment is made for the interest. The initial conversion price of the notes is $0.374 per share.

On November 13, 2007, the Company’s board of directors unanimously adopted, and the holders of a majority of the consenting stockholders approved, restated certificate of incorporation (the “Restated Certificate”) to increase the number of authorized shares of capital stock from 75,000,000 to 210,000,000 shares, of which (i) 150,000,000 shares shall be designated as common stock with a par value of $.001 per share, and (ii) 60,000,000 shares shall be designated as preferred stock with a par value of $.001 per share. The board of directors also approved, upon the filing of the Restated Certificate, the creation of a series of preferred stock, designated as the series A preferred stock. The Company has filed an information statement with the Securities and Exchange Commission. The Company may file the Restated Certificate 20 days after the information statement is mailed to stockholders.

Pursuant to the purchase agreement, in addition to the foregoing:

•
The Company agreed to have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors within 90 days after the closing, which would be February 11, 2008. Failure to meet this date will result in liquidated damages commencing February 12, 2008, until the date on which the requirement is satisfied. Thereafter, if the Company does not meet these requirements for a period of 60 days for an excused reason, as defined in the Purchase Agreement, or 75 days for a reason which is not an excused reason, this would result in the imposition of liquidated damages.

•
The Company agreed to have a qualified chief financial officer who may be a part-time chief financial officer until February 13, 2008. If the Company cannot hire a qualified chief financial officer promptly upon the resignation or termination of employment of a former chief financial officer, the Company may engage an accountant or accounting firm to perform the duties of the chief financial officer. In no event shall the Company either (i) fail to file an annual, quarter or other report in a timely manner because of the absence of a qualified chief financial officer, or (ii) not have a person who can make the statements and sign the certifications required to be filed in an annual or quarterly report under the Securities Exchange Act of 1934..

•
No later than February 11, 2008, the Company will have an audit committee comprised solely of not less than three independent directors and a compensation committee comprised of at least three directors, a majority of which shall be independent directors.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 11 – SUBSEQUENT EVENTS (continued)

•
Liquidated damages for failure to comply with the preceding three covenants are computed in an amount equal to 12% per annum of the purchase price, up to a maximum of 12% of the purchase price, which is $663,000, which is payable in cash or series A preferred stock, at the election of the investors.

•
The Company and the investors entered into a registration rights agreement pursuant to which the Company agreed to file, by January 12, 2008, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants and to have the registration statement declared effective by June 11, 2008. The failure of the Company to have the registration statement declared effective by June 11, 2008 and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 4,860 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,770,000 shares. The number of shares issuable per day is subject to adjustment if the Company cannot register all of the required shares as a result of the Securities and Exchange Commission’s interpretation of Rule 415. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement.

•	The Investors have a right of first refusal on future financings.

•
Until the earlier of November 13, 2011 or such time as the Investors shall have sold all of the underlying shares of common stock, the Company is restricted from issuing convertible debt or preferred stock.

•
Until the earlier of November 13, 2010 or such time as the Investors have sold 90% of the underlying shares of common stock, the Company’s debt cannot exceed twice the preceding four quarters earnings before interest, taxes, depreciation and amortization.

•
The Company’s officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold.

•	The Company paid Barron Partners $30,000 for its due diligence expenses.

•
The Company entered into an escrow agreement pursuant to which the Company issued its 3% convertible promissory note due March 31, 2008 in the principal amount of $3,000,000. Upon the filing of the Restated Certificate and the certificate of designation relating to the series A preferred stock, this note will be automatically converted into 24,787,135 shares of series A preferred stock. The note and the series A preferred stock issuable upon conversion of the note are to be held in escrow subject to the following.

o
14,787,135 shares are held pursuant to the following provisions. If, for either the year ended December 31, 2007 or 2008, the Company’s pre-tax earnings per share are less than the target numbers, all or a portion of such shares are to be delivered to the Investors. If, for either year, the pre-tax earnings are less then 50% of the target, all of the shares are to be delivered to the Investors. If the shortfall is less than 50%, the number of shares to be delivered to the Investors is determined on a formula basis.

o
The target number for 2007 is $0.08316 per share, and the target number for 2008 is $0.13131 per share. The per share numbers are based on all shares that are outstanding or are issuable upon exercise or conversion of all warrants or options, regardless of whether such shares would be used in computing diluted earnings per share under GAAP.

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007 and 2006

NOTE 11 – SUBSEQUENT EVENTS (continued)

o
If the Company does not file its Form 10-KSB for either 2007 or 2008 within 30 days after the filing is required, after giving effect to any extension permitted by Rule 12b-25 under the Securities Exchange Act of 1934, any shares remaining in escrow shall be delivered to the Investors.

o
The remaining 10,000,000 shares of series A preferred stock are to be delivered to the Investors in the event that, based on the Company’s audited financial statements for 2007 or 2008 the Company or certain affiliated companies owes any taxes to the PRC government or any authority or taxing agency of the PRC. For each $1.00 of such tax liability, four shares of series A preferred stock are to be delivered to the Investors.

•
With certain exceptions, until the Investors have sold all of the underlying shares of Common Stock, if the Company sells common stock or issues convertible securities with a conversion or exercise price which is less than the conversion price of the preferred stock, the conversion price of the series A preferred stock and the exercise price of the warrants is reduced to the lower price.

•
The warrants have a term of five years, and expire on November 13, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on November 13, 2007 in the case of the $0.58 warrants, and during the eighteen (18) period commencing on November 13, 2007 in the case of the $0.83 warrants and $0.92 warrants, and after these respective periods only if the underlying shares are not covered by an effective registration statement.

•
The warrants provide that the exercise price of the warrants may be reduced by up to 90% if the Company’s pre-tax income per share of common stock, on a fully-diluted basis as described above, is less than $0.08316 per share for 2007 and $0.13131 per share for 2008.

(b) In December 2007, the Company paid and borrowed approximately $266,000 from a financial institution. The note bears interest ranging from 6.633% to 6.9345% per annum and is due in June 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

SEC Registration Fees		$503.24
Printing Expenses	$
Legal Fees	$
Accounting Fees		$7,500
Transfer Agent Fees		$500
Miscellaneous Expenses	$

Total		$8,503.24(2)

(1)	All expenses, except the SEC registration fee, are estimated.
(2)	All expenses of the offering (excluding brokerage commissions) will be borne by us and not the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of China Wind if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On November 13, 2007, we issued 69,694,361 shares of its common stock to the Fulland Stockholders in exchange for 100% of the outstanding shares of Fulland. The issuance of these shares was exempt from registration pursuant to Section 4(2) and/or Regulation S thereof. We made this determination based on the representations of the Skystar Stockholders which included, in pertinent part, that such stockholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such stockholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 13, 2007, we issued 3% convertible subordinated notes in the principal amount of $5,525,000 to the Investors in connection with the closing of the financing. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such stockholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such Investor was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each Investor understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

ITEM 16. EXHIBIT INDEX.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of the Company as filed with the State of Delaware*
3.2	Amended Articles of Incorporation of the Company as filed with the Secretary of Delaware*
3.3	Bylaws of the Company*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (filed herewith)
10.1	Cooperation Agreement dated May 24, 2006 between Shanxi Province Coking Design Research Institute and Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical Power Equipment”)*
10.2	Cooperation Agreement dated November 20, 2006 between Beijing China Sciences General Energy & Environment Co., Ltd. and Huayang Electrical Power Equipment*
10.3	Consulting Services Agreement between Green Power Environment Technology (Shanghai) Co., Ltd. (“Green Power”) and Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye Machine”) dated October 12, 2007*
10.4	Equity Pledge Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.5	Operating Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.6	Proxy Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.7	Option Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.8	Consulting Services Agreement between Green Power and Huayang Electrical Power Equipment dated October 12, 2007*
10.9	Equity Pledge Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.10	Operating Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.11	Proxy Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*

10.12	Option Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.13	Securities Purchase Agreement dated November 13, 2007*
10.14	Registration Rights Agreement dated November 13, 2007*
10.15	Lock-up Agreement dated November 13, 2007*
10.16	Form of 3% Convertible Subordinated Note dated November 13, 2007*
10.17	“Make Good” 3% Convertible Subordinated Note dated November 13, 2007*
10.18	Form of Warrant to Purchase Common Stock*
10.19	Share Exchange Agreement by and among the Company, the Company’s Majority Stockholder, Fulland and the Fulland Stockholders dated November 13, 2007*
23.1	Legal Opinion from PRC Counsel dated November 13, 2007*
23.2	Consent of Sherb & Co., LLP
99.1	Letter of Resignation by Bartly J. Loethen to the Board of Directors of the Company*

*Incorporated by reference to the Form 8-K filed by the Company on November 11, 2007.

ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)  That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(c)  That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

(d)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(e)  That, for the purpose of determining any liability under the Securities Act,

(i)  each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii)  each registration statement for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2008		China Wind Systems, Inc.

	By:	/s/ Jianhua Wu
Jianhua Wu
Chief Executive Officer

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons on February 14, 2008.

Signature	Title	Date

/s/Jianhua Wu	Chief Executive Officer and	February 14, 2008
Jianhua Wu	Director (Principal executive officer)

/s/ Judy Ye	Chief Financial Officer	February 14, 2008
Judy Ye	(Principal financial and accounting officer)

/s/ Lihua Tang		February 14, 2008
Lihua Tang	Director

/s/ Xi Liu	Director	February 14, 2008
Xi Liu

	Director	February 14, 2008
Shike Zhu

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of the Company as filed with the State of Delaware*
3.2	Amended Articles of Incorporation of the Company as filed with the Secretary of Delaware*
3.3	Bylaws of the Company*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (filed herewith)
10.1	Cooperation Agreement dated May 24, 2006 between Shanxi Province Coking Design Research Institute and Wuxi Huayang Electrical Power Equipment Co., Ltd. (“Huayang Electrical Power Equipment”)*
10.2	Cooperation Agreement dated November 20, 2006 between Beijing China Sciences General Energy & Environment Co., Ltd. and Huayang Electrical Power Equipment*
10.3	Consulting Services Agreement between Green Power Environment Technology (Shanghai) Co., Ltd. (“Green Power”) and Wuxi Huayang Dye Machine Co., Ltd. (“Huayang Dye Machine”) dated October 12, 2007*
10.4	Equity Pledge Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.5	Operating Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.6	Proxy Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.7	Option Agreement between Green Power, Huayang Dye Machine and the owners of Huayang Dye Machine dated October 12, 2007*
10.8	Consulting Services Agreement between Green Power and Huayang Electrical Power Equipment dated October 12, 2007*
10.9	Equity Pledge Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.10	Operating Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.11	Proxy Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.12	Option Agreement between Green Power, Huayang Electrical Power Equipment and the owners of Huayang Electrical Power Equipment dated October 12, 2007*
10.13	Securities Purchase Agreement dated November 13, 2007*
10.14	Registration Rights Agreement dated November 13, 2007*
10.15	Lock-up Agreement dated November 13, 2007*
10.16	Form of 3% Convertible Subordinated Note dated November 13, 2007*
10.17	“Make Good” 3% Convertible Subordinated Note dated November 13, 2007*
10.18	Form of Warrant to Purchase Common Stock*
10.19	Share Exchange Agreement by and among the Company, the Company’s Majority Stockholder, Fulland and the Fulland Stockholders dated November 13, 2007*
23.1	Legal Opinion from PRC Counsel dated November 13, 2007*
23.2	Consent of Sherb & Co., LLP
99.1	Letter of Resignation by Bartly J. Loethen to the Board of Directors of the Company*

*Incorporated by reference to the Form 8-K filed by the Company on November 11, 2007.